UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐ Soliciting Material Pursuant to §240.14a-12
 ELECTRONIC ARTS INC.
(Name of Registrant as Specified in its Charter)

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Electronic Arts Inc. Notice of 2017 Annual Meeting of Stockholders

DATE:	August 3, 2017

TIME:	2:00 p.m. (Pacific)

PLACE:	ELECTRONIC ARTS' HEADQUARTERS
Building 250*
209 Redwood Shores Parkway
Redwood City, CA 94065
* Please note: Building 250 is located on the headquarters’ campus at 250 Shoreline Drive

MATTERS TO BE VOTED UPON:

Agenda Item		Board of Directors Recommendation
1.	The election of ten members of the Board of Directors to hold office for a one-year term.	FOR ALL
2.	Advisory vote on the compensation of our named executive officers.	FOR
3.	Advisory vote with respect to the frequency of advisory votes on the compensation of our named executive officers.	NO RECOMMENDATION
4.	Ratification of the appointment of KPMG LLP as our independent public registered accounting firm for the fiscal year ending March 31, 2018.	FOR
5.	Any other matters that may properly come before the meeting.
Any action on the items of business described above may be considered at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.
Stockholders of record as of the close of business on June 9, 2017 are entitled to notice of the Annual Meeting and to attend and vote at the Annual Meeting. A live audio webcast of the Annual Meeting will also be made available at http://investor.ea.com.
Your vote is important. You do not need to attend the Annual Meeting to vote if you have submitted your proxy in advance of the meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible, so that your shares may be represented at the Annual Meeting. You may vote on the Internet, in person, by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy card or voting instruction card. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials (“Notice”) you received in the mail, the section titled “Commonly Asked Questions and Answers” beginning on page 5 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card. Please note that this Proxy Statement, as well as our Annual Report on Form 10-K (the “Annual Report”) for fiscal year ended March 31, 2017, is available at http://investor.ea.com.
By Order of the Board of Directors,

Jacob J. Schatz
Senior Vice President, General Counsel
and Corporate Secretary

i

In this Proxy Statement, we may make forward-looking statements regarding future events or the future financial performance of the Company. Statements including words such as “anticipate,” “believe,” “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from those set forth in the forward-looking statements. Please refer to the Annual Report for a discussion of important factors that could cause actual events or actual results to differ materially from those discussed in this Proxy Statement. These forward-looking statements speak only as of the date of this Proxy Statement; we assume no obligation to, and do not necessarily intend to, update these forward-looking statements.
2017 PROXY STATEMENT SUMMARY AND HIGHLIGHTS
This summary highlights information contained in this Proxy Statement, and it is qualified in its entirety by the remainder of this Proxy Statement which was distributed and/or made available via the Internet to stockholders on or about June 16, 2017 along with the Electronic Arts Inc. Notice of 2017 Annual Meeting of Stockholders, Annual Report and form of proxy. You are encouraged to read the entire Proxy Statement carefully before voting. In this Proxy Statement, the terms “EA,” “we,” “our” or “the Company” refer to Electronic Arts Inc.
FISCAL 2017 SUMMARY OF EA’S BUSINESS

Fiscal 2017 was an excellent year for EA. Our core strategies continued to deliver award-winning games and services to our players and deepened player engagement. This, together with great execution, generated strong financial results for the Company. We exceeded our net revenue and earnings per share guidance for fiscal 2017, drove higher gross margins, increased our cash provided by operations, and invested in products and services for the future.

2017 GAAP Financial and Operating Highlights

•	In fiscal 2017, we generated $4,845 million of net revenue and $3.08 diluted earnings per share.

•	Our digital net revenue increased to $2,874 million in fiscal 2017 and represented 59% of our total net revenue for fiscal 2017.

•	We delivered fiscal year net income of $967 million and record operating cash flow of $1,383 million.

•	Operating profit margins were 25.3%.

•	We generated record net sales for a fiscal year of $4,942 million. Net sales is the net amount of products and services sold digitally or sold-in physically in the period.

•	FIFA 17 was the best-selling console title in the world in calendar year 2016.

•	Battlefield 1 was our biggest Battlefield launch ever, and in Q3, had a player base more than 50% larger than that of Battlefield 4 in its comparable launch quarter.

•	We repurchased 6.5 million shares in fiscal 2017 for $508.1 million.

•	Net sales from our Ultimate Team businesses grew more than 20% year-over-year.

EXECUTIVE COMPENSATION HIGHLIGHTS
Compensation Principles — Promoting Pay-for-Performance
The design of our compensation programs is guided by a compensation philosophy based on three core principles intended to attract and retain high-performing executives and promote a pay-for-performance approach to executive compensation:

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Principle 1 — Cash Compensation: A significant portion of each NEO’s cash compensation should be at risk, based on the annual financial and operational performance of the Company, in addition to the NEO’s individual performance;

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Principle 2 — Equity Compensation: A significant portion of each NEO’s total compensation should be provided in the form of long-term equity to enhance alignment between the interests of our NEOs and our stockholders and to promote long-term retention of a strong leadership team in an industry and geographic area that is highly competitive for executive talent; and

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Principle 3 — Target Total Direct Compensation: The target total direct compensation package for each NEO should be consistent with market practices for executive talent, and reflect each NEO’s individual experience, responsibilities and performance.

Our executive compensation programs are designed to align the interests of our executives with the interests of our stockholders. Some of the executive compensation “best practices” we employ include:

What We Do		What We Don’t Do
☑	Incorporate both time-based and performance-based RSUs (“PRSUs”)	☒	Have a “single-trigger” change in control plan
☑	Require at least 50% of our executive officers’ total equity value to be granted in the form of PRSUs	☒	Provide excise tax gross-up upon a change in control
☑	Require our executives to satisfy stock ownership guidelines	☒	Have executive employment contracts (other than required by local jurisdictions)
☑	Prohibit all employees from engaging in hedging transactions in EA stock and prohibit executive officers from pledging EA common stock	☒	Reprice options without stockholder approval
☑	Conduct annual “say-on-pay” advisory votes
☑	Regularly solicit feedback from our largest stockholders on our executive compensation programs
☑	Recover (clawback) equity compensation for misconduct in the event of a financial restatement
☑	Align performance-based equity vesting with stockholder interests

BOARD NOMINEES
The following table provides summary information about our director nominees, each of whom is a current director of the Company.

Name	Principal Occupation	Director Since	Independent	Committee Memberships
Leonard S. Coleman	Former President of The National League of Professional Baseball Clubs	2001	X	NG, C
Jay C. Hoag	Founding General Partner, Technology Crossover Ventures	2011	X	C (chair)
Jeffrey T. Huber	Chief Executive Officer, GRAIL, Inc.	2009	X	A
Vivek Paul	Private Investor	2005	X	NG
Lawrence F. Probst III (Chairman)	Chairman, United States Olympic Committee	1991
Talbott Roche	President and Chief Executive Officer, Blackhawk Network Holdings, Inc.	2016	X	C
Richard A. Simonson	Executive Vice President, Chief Financial Officer, Sabre Corporation	2006	X	A (chair)
Luis A. Ubiñas (Lead Director*)	Former President, Ford Foundation	2010	X	NG (chair)
Denise F. Warren	Chief Executive Officer and Founder, Netlyst, LLC	2013	X	A
Andrew Wilson	Chief Executive Officer, Electronic Arts Inc.	2013

*	Elected by independent directors
NG: Nominating and Governance Committee
C: Compensation Committee
A: Audit Committee
BOARD COMPOSITION

CORPORATE GOVERNANCE HIGHLIGHTS & REPORT

Board Independence		Board Operations
Independent Director Nominees	8 of 10	Number of directors that attended 100% of applicable Board and standing committee meetings in fiscal 2017; Number of directors that attended at least 89% of all applicable meetings	7 of 10 10 of 10
Independent Lead Director	Luis A. Ubiñas	Board Evaluations	Annual
Independent Board Committees	All	Committee Evaluations	Annual
Conflict of Interest Policy	Yes	Director stock ownership requirement	Yes, 5x retainer

Director Elections		Stockholder Rights
Frequency of Board elections	Annual	Voting rights for all shares	One-share, one-vote
Voting standard for uncontested elections	Majority of votes cast	Poison Pill	No
Stockholder proxy access	Yes	Supermajority Voting Provisions	None

COMMONLY ASKED QUESTIONS AND ANSWERS
Why am I receiving these materials?
Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed proxy materials to you in connection with the Company’s solicitation of proxies for use at our Annual Meeting, which will take place on Thursday, August 3, 2017 at 2:00 p.m. local time, at our corporate headquarters in Redwood City, California. This Proxy Statement describes proposals on which you, as a stockholder, are being asked to vote. It also gives you information on the proposals that will be considered at the Annual Meeting, as well as other information so that you can make an informed decision. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.
Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access on the Internet instead of mailing printed copies. Stockholders will only receive printed copies of the proxy materials if they request them. Instead, the Notice, which was mailed to most of our stockholders, provides instructions on how to access and review all of the proxy materials on the Internet. The Notice also describes how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting those materials in the Notice or you may also contact the Company directly. The Company will provide you without charge, upon request, a paper or email copy of our proxy materials (paper copies will be sent by first class mail). Any such request should be directed as follows: Corporate Secretary, Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065 or call (650) 628-1500.
How can I get electronic access to the proxy materials?
The proxy card provides instructions on how to inform us to send future proxy materials to you electronically by email. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it. We encourage you to receive future proxy materials by email. Doing so will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you, and will help conserve natural resources.
Can I vote my shares by filling out and returning the Notice?
No. However, the Notice provides instructions on how to vote on the Internet, by telephone, by mail or by submitting a ballot in person at the Annual Meeting.
Who can vote at the Annual Meeting?
Stockholders who owned common stock as of the close of business on June 9, 2017 may attend and vote at the Annual Meeting. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the Annual Meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the Annual Meeting. As a beneficial owner, you are not the stockholder of record and may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting. Each share of common stock is entitled to one vote. There were 309,585,338 shares of common stock outstanding on the record date, June 9, 2017.

What am I voting on?
We are asking you to

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Elect Leonard S. Coleman, Jay C. Hoag, Jeffrey T. Huber, Vivek Paul, Lawrence F. Probst III, Talbott Roche, Richard A. Simonson, Luis A. Ubiñas, Denise F. Warren and Andrew Wilson to the Board of Directors to hold office for a one-year term (Proposal 1);

•	Cast an advisory vote on the compensation of the Company’s named executive officers (Proposal 2);

•	Cast an advisory vote with respect to the frequency of the advisory vote on the compensation of the Company’s named executive officers (Proposal 3); and

•	Ratify the appointment of KPMG LLP as the Company’s independent public registered accounting firm for the fiscal year ending March 31, 2018 (Proposal 4).
How do I vote my shares if I won’t be able to attend the Annual Meeting in person?
You do not need to attend the Annual Meeting in person in order to vote. You may, instead, vote on the Internet, by telephone or by mail (if you have received printed proxy materials). By doing so, you are giving a proxy appointing Andrew Wilson (the Company’s Chief Executive Officer), Blake Jorgensen (the Company’s Chief Financial Officer), and Jacob Schatz (the Company’s General Counsel and Corporate Secretary) or any of them, each with power of substitution, to vote your shares at the Annual Meeting, or any adjournment thereof, as you have instructed. If a proposal comes up for a vote at the Annual Meeting for which you have not indicated an instruction, Mr. Wilson, Mr. Jorgensen and Mr. Schatz, or any one of them, will vote your shares according to their best judgment. However, if you provide no instructions with respect to Proposal 3, the shares represented by that proxy will not be voted on that proposal. Even if you currently plan to attend the Annual Meeting, it is a good idea to vote on the Internet, by telephone or, if you received printed proxy materials, to complete and return your proxy card before the meeting date, in case your plans change.

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On the Internet or by Telephone — If you have Internet access, you may submit your proxy online by following the instructions provided in the Notice, or you may vote by telephone by following the instructions provided on your proxy card or voting instruction card.

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By Mail — If you receive printed proxy materials, you may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed, postage-paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

What does it mean if I receive more than one Notice or proxy card?
It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards, or follow the instructions on each proxy card to vote on the Internet or by telephone, to ensure that all your shares are voted.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?
The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company may deliver a single copy of the Notice, Annual Report and this Proxy Statement to multiple stockholders who share the same last name and address and who have consented to householding, unless the Company has received contrary instructions from one or more of those stockholders. This procedure reduces the environmental impact of the Company’s annual meetings, and reduces the Company’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice, Annual Report and this Proxy Statement to any stockholder at a shared address to which the Company delivered a single copy of any of these documents.
To receive free of charge a separate copy of the Notice, Annual Report and this Proxy Statement, or separate copies of these documents in the future, stockholders may write our Corporate Secretary at 209 Redwood Shores Parkway, Redwood City, CA 94065 or call (650) 628-1500.

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the Company using the mailing address or phone number above. Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
What if I change my mind after I give my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	Sending a signed statement to the Company that the proxy is revoked (you may send such a statement to the Corporate Secretary at our corporate headquarters address listed above);

•	Signing and returning another proxy with a later date;

•	Voting on the Internet or by telephone at any time prior to 11:59 p.m. Eastern Time on August 2, 2017 (your latest vote is counted); or

•	Voting in person at the Annual Meeting.
Your proxy will not be revoked if you attend the Annual Meeting but do not vote.
How many shares must be present to hold the Annual Meeting?
To hold the Annual Meeting and conduct business, a majority of EA’s outstanding voting shares as of June 9, 2017 must be present or represented by proxies at the Annual Meeting. On June 9, 2017, a total of 309,585,338 shares of common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote. Shares representing a majority, or at least 154,792,670 shares, of these votes must be present in person or by proxy. This is called a quorum.
Shares are counted as present at the Annual Meeting if:

•	They are entitled to vote at the Annual Meeting and are present at the Annual Meeting in person, or

•	The stockholder has voted on the Internet, by telephone or a properly submitted proxy card.
Who will count the votes?
A representative of Broadridge Financial Solutions will tabulate the votes and act as the inspector of election.
How are votes counted?
You may vote “for,” “against” or “abstain” with respect to each of the nominees for election to the Board of Directors and on each of the proposals. A share voted “abstain” with respect to any proposal is considered present at the Annual Meeting for purposes of establishing a quorum and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Thus, abstentions will not affect the outcome of any matter being voted on at the Annual Meeting. If you sign and return your proxy without voting instructions, your shares will be voted as recommended by the Board of Directors with respect to the election of directors (Proposal 1), the advisory vote on the compensation of our named executive officers (Proposal 2) and the ratification of KPMG LLP (Proposal 4); your shares will not be voted with respect to the advisory vote on the frequency of our say-on-pay vote (Proposal 3).
What is the effect of a “broker non-vote” on the proposals to be voted on at the Annual Meeting?
If your shares are held by a broker, bank or other nominee or trustee and you do not provide your broker, bank or other nominee or trustee with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owners and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine”, except for the proposal to ratify the appointment of KPMG LLP as our independent auditors for fiscal 2018. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual

Meeting. If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker or other nominee as to how you wish your shares to be voted.
How many votes must the nominees receive to be elected as directors?
In an uncontested election, our Amended and Restated Bylaws require each nominee to receive more votes cast “for” than “against” his or her election or re-election in order to be elected or re-elected to the Board of Directors. Since we are not aware of any intention by any stockholder to nominate one or more candidates to compete with the Board of Directors’ nominees for election at the Annual Meeting, the 2017 election will be uncontested.
In accordance with our Corporate Governance Guidelines, the Board of Directors expects an incumbent director to tender his or her resignation if he or she fails to receive the required number of votes for election or re-election in an uncontested election. In such an event, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board of Directors. The Board of Directors expects the director whose resignation is under consideration to abstain from participating in any decision regarding his or her resignation. The Nominating and Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept and recommend a director’s resignation. The Board of Directors will act on the Nominating and Governance Committee’s recommendation within 90 days from the date of the certification of election results and will publicly disclose its decision promptly thereafter.
Shares represented by your proxy will be voted by EA’s management “for” the election of the ten nominees recommended by EA’s Board of Directors unless you vote against any or all of such nominees or you mark your proxy to “abstain” from so voting. Abstentions and broker non-votes will have no effect on the outcome of the director elections.
What happens if one or more of the nominees is unable to serve or for good cause will not serve?
If, prior to the Annual Meeting, one or more of the nominees notifies us that he or she is unable to serve, or for good cause will not serve, as a member of the Board of Directors, the Board of Directors may reduce the number of directors or select a substitute nominee or substitute nominees, as the case may be. In the latter case, if you have completed and returned your proxy card, Mr. Wilson, Mr. Jorgensen, and Mr. Schatz, or any of them, shall have the discretion to vote your shares for a substitute nominee. They cannot vote for more than ten nominees.
How many votes are required to approve each of the other proposals?
The advisory vote on the compensation of our named executive officers (Proposal 2) and the ratification of KPMG LLP (Proposal 4) must receive a “for” vote from a majority of the voting shares present at the Annual Meeting in person or by proxy and voting for or against these proposals. A plurality of the votes cast for one of the options presented by the advisory vote on the frequency of our say-on-pay vote (Proposal 3) will be considered our stockholders’ preferred frequency. As advisory votes, the results of voting on Proposal 2 and Proposal 3 are non-binding. Although these votes are non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of these votes, along with other relevant factors, in evaluating the compensation program for our named executive officers and the frequency with which our stockholders vote on the compensation of our named executive officers.
Shares represented by your proxy will be voted by EA’s management in accordance with the Board of Directors’ recommendation unless you vote otherwise on your proxy or you mark your proxy to “abstain” from voting. However, if you provide no instructions with respect to Proposal 3, the shares represented by that proxy will not be voted on that proposal. Abstentions and broker non-votes will have no effect on the outcome of these proposals.
What is the deadline to propose matters for consideration at the 2018 Annual Meeting of stockholders?
Proposals to be considered for inclusion in our proxy materials: No later than February 16, 2018. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Other proposals to be brought at our 2018 Annual Meeting: No earlier than April 5, 2018 and no later than May 5, 2018. The submission must include certain information concerning the stockholder and the proposal, as specified in the Company’s Amended and Restated Bylaws.
What is the deadline to nominate individuals for election as directors at the 2018 Annual Meeting of stockholders?
Director nominations for inclusion in our proxy materials (proxy access nominees): No earlier than March 6, 2018 and no later than April 5, 2018. The nomination must include certain information concerning the stockholder or stockholder group and the nominee, as specified in Section 1.6 of the Company’s Amended and Restated Bylaws.
Director brought pursuant to our advance notice bylaws: No earlier than April 5, 2018 and no later than May 5, 2018. The nomination must include certain information concerning the stockholder and the nominee, as specified in Section 1.5 of the Company’s Amended and Restated Bylaws.
Where should I send proposals and director nominations for the 2018 Annual Meeting of stockholders?
Stockholder proposals and director nominations should be sent in writing to Jacob Schatz, Corporate Secretary at Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065.
How can I obtain a copy of the Company’s Amended and Restated Bylaws?
Our Amended and Restated Bylaws are included as an exhibit to a Current Report on Form 8-K/A we filed with the SEC on May 27, 2016, which you may access through the SEC’s electronic data system called EDGAR at www.sec.gov. You may also request a copy of our Amended and Restated Bylaws by contacting our Corporate Secretary at the address above.
How can I listen to the live audio webcast of the Annual Meeting?
You can listen to the live audio webcast of the Annual Meeting by going to the Investor Relations section of our website at http://investor.ea.com. An archived copy of the webcast will also be available on our website for one year following the Annual Meeting. Please note that participation in the question and answer portion of the Annual Meeting will be limited to those attending in person.
Where do I find the voting results of the meeting?
We will announce preliminary voting results at the Annual Meeting. We will also publish the final results on Form 8-K, which we will file with the SEC within four business days after the Annual Meeting. Once filed, you can request a copy of the Form 8-K by contacting our Investor Relations department at (650) 628-0406 or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy on the Internet at http://investor.ea.com or through the SEC’s electronic data system called EDGAR at www.sec.gov.
Who will pay for this proxy solicitation?
We will bear the costs of soliciting proxies from our stockholders. These costs include preparing, assembling, printing, mailing and distributing the notices, proxy statements, proxy cards and annual reports. If you choose to access the proxy materials and/or vote on the Internet, you are responsible for the Internet access charges you may incur. If you choose to vote by telephone, you are responsible for the telephone charges you may incur. In addition, some of our officers, directors, employees and other agents may also solicit proxies personally, by telephone and by electronic and regular mail, and we will pay these costs. EA will also reimburse brokerage houses and other custodians for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of the Company’s common stock.
How is the Company’s fiscal year calculated?
The Company’s fiscal year is reported on a 52- or 53-week period that ends on the Saturday nearest March 31. Our results of operations for fiscal 2017 contained 52 weeks and ended on April 1, 2017. For simplicity of disclosure, fiscal periods are referred to as ending on a calendar month end, even if the technical end of a fiscal period was not the last day of a calendar month. Thus, in this Proxy Statement, “fiscal 2018,” “fiscal 2017,” “fiscal 2016,” and “fiscal 2015,” refer to our fiscal years ending or ended (as the case may be) on March 31, 2018, 2017, 2016 and 2015 respectively.
Who can I call with any questions about my shares?
If you hold shares in street name, you may contact your broker. If you are a stockholder of record, you may call our transfer agent, Wells Fargo Shareowner Services, at (800) 468-9716 or (651) 450-4064 for international callers or visit their website at www.wellsfargo.com/shareownerservices.

BOARD OF DIRECTORS & CORPORATE GOVERNANCE
Each of the following directors has been nominated for election or re-election at the Annual Meeting. As set forth below, we believe each of these directors brings a valuable and unique perspective to the Board of Directors and has the necessary experience, skills and attributes to serve on the Board of Directors and contribute to its overall effectiveness.
Leonard S. Coleman
Director since 2001
Mr. Coleman, age 68, served as Senior Advisor to Major League Baseball from 1999 until 2005 and, from 2001 to 2002, was the Chairman of ARENACO, a subsidiary of Yankees/Nets. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994 to 1999. Mr. Coleman also serves on the Board of Directors of Avis Budget Group, Inc., Hess Corporation and Omnicom Group Inc. and has served as a director of Aramark, Churchill Downs Incorporated and H.J. Heinz Company during the past five years.
Mr. Coleman brings a wealth of public sector, international and sports industry experience to the Board of Directors from his years of service on the boards of directors for numerous large, public companies and his involvement in diverse public-service organizations, as well as his extensive knowledge of the sports industry. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Coleman is qualified to serve as a director.
Jay C. Hoag
Director since 2011
Mr. Hoag, age 59, co-founded Technology Crossover Ventures, a leading provider of growth capital to technology companies, in 1995 and serves as its Founding General Partner. Mr. Hoag serves on the Board of Directors of Netflix, Inc., Zillow Group, Inc. and several private companies. Mr. Hoag also serves on the Board of Trustees of Northwestern University and Vanderbilt University, and on the Investment Advisory Board of the University of Michigan. Mr. Hoag has served as a director of TechTarget, Inc. during the past five years. Mr. Hoag holds a B.A. from Northwestern University and an M.B.A. from the University of Michigan.
As a venture capital investor, Mr. Hoag brings strategic insight and financial experience to the Board of Directors. He has evaluated, invested in and served as a board member on numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience in helping companies shape and implement strategy provide the Board of Directors with useful perspectives on matters such as risk management, corporate governance, talent selection and management. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Hoag is qualified to serve as a director.
Jeffrey T. Huber
Director since 2009
Mr. Huber, age 49, is the Chief Executive Officer of GRAIL, Inc., a life sciences company. Previously, Mr. Huber served as Senior Vice President of Alphabet Inc. (formerly Google Inc.), where he worked since 2003. From 2001 to 2003, Mr. Huber served as Vice President of Architecture and Systems Development at eBay Inc. Prior to joining eBay, Mr. Huber was Senior Vice President of Engineering at Excite@Home, where he worked from 1996 to 2001. Mr. Huber has served on the Board of Directors of Illumina, Inc. during the past five years. Mr. Huber holds a B.S. degree in Computer Engineering from the University of Illinois and a Masters degree from Harvard University.
Mr. Huber has extensive operational and management experience at companies that apply rapidly-changing technology, including relevant background and experience at consumer online companies and with large-scale online infrastructure and technology. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Huber is qualified to serve as a director.

Vivek Paul
Director since 2005
Mr. Paul, age 58, is a private investor. He founded KineticGlue, an enterprise social media company, in 2008, and the company was sold in 2013. From 2005 to 2008, Mr. Paul was a Partner at TPG (formerly Texas Pacific Group), a private equity investment firm. From 1999 to 2005, Mr. Paul served as Vice Chairman of the Board of Directors of Wipro, Ltd., a provider of integrated business, technology and process solutions, and as Chief Executive Officer of Wipro Technologies, Wipro’s global information technology, product engineering, and business process services segments. Mr. Paul holds a Bachelor of Engineering from the Birla Institute of Technology and Science, and an M.B.A. from the University of Massachusetts, Amherst. Mr. Paul serves as an Adjunct Professor at Stanford University.
Mr. Paul brings to the Board of Directors his past experience as chief executive officer/general manager of large organizations, as an investor and as an entrepreneur. He has extensive international business knowledge, expertise in organizational leadership, technology and entrepreneurial thinking, as well as in financial evaluation of business plans, and risk scenarios. Several of his team members at prior companies have gone on to become public company CEOs, and Mr. Paul brings valuable mentoring skills. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Paul is qualified to serve as a director.
Lawrence F. Probst III
Director since 1991, Chairman since 1994
Mr. Probst, age 67, has been our Chairman of the Board of Directors since July 1994. He was employed by EA from 1984 to 2008, as well as from March 2013 until December 2014, serving as our Chief Executive Officer from 1991 until 2007 and as our interim Chief Executive Officer from March 2013 until September 2013. Mr. Probst serves as the Chairman of the Board of Directors of the U.S. Olympic Committee and is a member of the International Olympic Committee. Mr. Probst has served as a director of Blackhawk Network Holdings, Inc. during the past five years. Mr. Probst holds a B.S. degree from the University of Delaware.
Mr. Probst served as the Company’s Chief Executive Officer for more than 15 years and has served as the Chairman of the Board of Directors for over 20 years. Mr. Probst contributes to the Board of Directors his deep understanding of the Company’s operational and strategic business goals and direct experience with Company and industry-specific opportunities and challenges. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Probst is qualified to serve as a director.
Talbott Roche
Director since June 2016
Ms. Roche, age 50, has served as Chief Executive Officer and a member of the board of directors of Blackhawk Network Holdings, Inc., a leading prepaid payment network, since February 2016, and President since November 2010. Ms. Roche has held several positions at Blackhawk Network Holdings since joining in 2001, including Senior Vice President, Marketing, Product and Business Development and Assistant Vice President. Prior to joining Blackhawk Network Holdings, Ms. Roche served as a Branding Consultant and Director of New Business Development for Landor Associates, a marketing consulting firm, and held executive positions at News Corporation, a media and marketing services company. Ms. Roche has previously served as a member of the board of directors of the Network Branded Prepaid Card Association, a trade association. Ms. Roche holds a B.A. in economics from Stanford University.
Ms. Roche brings to the Board of Directors her operational and management experience within a global organization. In addition, Ms. Roche’s understanding and experience with digital commerce, marketing and consumer trends provides the Board of Directors with valuable perspective. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Ms. Roche is qualified to serve as a director.

Richard A. Simonson
Director since 2006
Mr. Simonson, age 58, has served as Executive Vice President and Chief Financial Officer of Sabre Corporation since March 2013. Previously, Mr. Simonson served as President, Business Operations and Chief Financial Officer of Rearden Commerce from April 2011 through May 2012. From 2001 to 2010, Mr. Simonson held a number of executive positions at Nokia Corporation, including Executive Vice President, Head of Mobile Phones and Sourcing, Chief Financial Officer, and Vice President & Head of Customer Finance. Mr. Simonson is also a director of Silver Spring Networks, Inc. Mr. Simonson holds a B.S. degree from the Colorado School of Mines and an M.B.A. from Wharton School of Business at the University of Pennsylvania.
Mr. Simonson has extensive financial expertise, corporate governance and risk management experience. He also has extensive experience with the strategic and operational challenges of leading a global company. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Simonson is qualified to serve as a director.
Luis A. Ubiñas
Director since 2010, Lead Director since 2015
Mr. Ubiñas, age 54, served as President of the Ford Foundation from 2008 to 2013. Prior to joining the Ford Foundation, Mr. Ubiñas spent 18 years with McKinsey & Company, where he held various positions, including Managing Director of the firm’s west coast media practice working with technology, telecommunications and media companies. Mr. Ubiñas also serves on the board of directors of CommerceHub, Inc. and on the boards of several non-profit organizations. Mr. Ubiñas has served as a director of Valassis Communications, Inc. during the past five years. He holds a B.A. degree from Harvard College and an M.B.A. from Harvard Business School, is a fellow of the American Academy of Arts and Sciences and a member of the Council on Foreign Relations.
Mr. Ubiñas has extensive experience in business management and operations from his years of overseeing more than $12 billion in assets and over $500 million in annual giving at the Ford Foundation. In addition, through his prior experience as a Director at McKinsey & Company, he has worked with technology, telecommunications and media companies in understanding the challenges and opportunities presented by mobile and other digital distribution platforms and applications. Mr. Ubiñas has worked extensively with companies managing the transition from physical to digital distribution and business models. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Ubiñas is qualified to serve as a director.
Denise F. Warren
Director since 2013
Ms. Warren, age 53, is the Chief Executive Officer and Founder of Netlyst, LLC, a consulting and advisory firm focused on catalyzing digital business growth and scaling consumer and business-to-business revenue streams. From June 2015 to February 2016, Ms. Warren served as President of Digital, CEO of East Coast Publishing and Executive Vice President of the Tribune Publishing Company. Prior to joining the Tribune Publishing Company, Ms. Warren served in a number of executive positions at The New York Times Company from 2005 through 2014, including Executive Vice President of Digital Products and Services from March 2013 until October 2014, General Manager of NYTimes.com from 2008 to 2013, and as Chief Advertising Officer of The New York Times from 2005 until 2013. Ms. Warren holds a B.S. and management degree from Tulane University and an M.B.A. degree in communications and media management from Fordham University.
Ms. Warren has extensive experience in the media, technology and advertising sectors, including overseeing the growth and development of digital products and services to a wide consumer base. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Ms. Warren is qualified to serve as a director.

Andrew Wilson
Director since 2013
Mr. Wilson, age 42, has served as EA’s Chief Executive Officer and as a director of EA since September 2013. Prior to his appointment as our Chief Executive Officer, Mr. Wilson held several positions within the Company since joining EA in 2000, including Executive Vice President, EA SPORTS from August 2011 to September 2013 and Senior Vice President, EA SPORTS from March 2010 to August 2011. Mr. Wilson also serves as a director of the World Surf League.
Mr. Wilson has served as the Company’s Chief Executive Officer since September 2013 and has been employed by EA in several roles since 2000. In addition to Mr. Wilson’s extensive experience and knowledge of the Company and the industry, we believe it is crucial to have the perspective of the Company’s Chief Executive Officer represented on the Board of Directors to provide direct insight into the Company’s day-to-day operation and strategic vision. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Wilson is qualified to serve as a director.

DIRECTOR INDEPENDENCE
Our Board of Directors has determined that each of Mr. Coleman, Mr. Hoag, Mr. Huber, Mr. Paul, Ms. Roche, Mr. Simonson, Mr. Ubiñas and Ms. Warren qualifies as an “independent director” as that term is used in the NASDAQ Stock Market Rules. Mr. Probst, who served as our Executive Chairman through December 31, 2014, and Mr. Wilson, our CEO, do not qualify as independent.
In addition to the board-level standards for director independence, the directors who serve on the Nominating and Governance, Audit and Compensation Committees each satisfy standards established by the SEC and the NASDAQ Stock Market to qualify as “independent” for the purposes of membership on those committees.
BOARD OF DIRECTORS, BOARD MEETINGS, AND COMMITTEES
In fiscal 2017, the Board of Directors met five times and also acted by written consent. At regularly scheduled meetings, the independent members of the Board of Directors meet in executive session separately without management present.
Board of Directors Leadership Structure
Mr. Wilson serves as our CEO and Mr. Probst serves as our Chairman. In addition, Mr. Ubiñas, our Lead Director, was elected by the independent directors and is responsible for chairing executive sessions of the Board of Directors and other meetings of the Board of Directors in the absence of the Chairman, serving as a liaison between the Chairman and the other independent directors, and overseeing the Board of Directors’ stockholder communication policies and procedures (including, under appropriate circumstances, meeting with stockholders). Mr. Ubiñas also may call meetings of the independent directors. Mr. Ubiñas has served as our Lead Director since 2015, and his current term ends at the Annual Meeting. Mr. Ubiñas was chosen by the independent directors to serve as Lead Director for an additional two-year term, ending with our 2019 annual meeting, subject to Mr. Ubiñas’ re-election to the Board of Directors.
The Board of Directors believes that this leadership structure with Mr. Wilson serving as CEO, Mr. Probst serving as the Chairman and Mr. Ubiñas serving as Lead Director is the most appropriate leadership structure for the Company at this time. Given his over 30 years of experience with the Company, more than 15 of which he served as CEO, Mr. Probst has invaluable knowledge regarding the Company and interactive entertainment industry and is uniquely positioned to lead the Board of Directors in its review of management’s strategic plans. As Mr. Probst does not qualify as an independent director, the Company feels that it is beneficial for the effective functioning of the Board of Directors to have an independent Lead Director undertake the duties identified above.
Board Committees
The Board of Directors currently has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. Each of these standing committees operates under a written charter adopted by the Board of Directors. These charters are available in the Investor Relations section of our website at http://investor.ea.com.
In accordance with the committee charters, and with current regulatory requirements, all members of these committees are independent directors. During fiscal 2017, all ten of our directors standing for re-election attended or participated in 89% or more of the aggregate of (1) the number of applicable meetings of the Board or Directors and (2) the number of applicable meetings held by each committee on which such director was a member. The members of our standing committees are shown below:

Audit Committee:	Richard A. Simonson (Chair), Jeffrey T. Huber and Denise F. Warren

Nominating and Governance Committee:	Luis A. Ubiñas (Chair), Leonard S. Coleman and Vivek Paul

Compensation Committee:	Jay C. Hoag (Chair), Leonard S. Coleman and Talbott Roche

Audit Committee
The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting and is directly responsible for the appointment, compensation and oversight of our independent auditors. The Audit Committee is also responsible for additional matters, including establishing and maintaining complaint procedures with respect to internal and external concerns regarding accounting or auditing matters and oversight of tax and treasury policies and practices as well as the Company’s internal audit function. The Audit Committee has the authority to obtain advice and assistance from outside advisors without seeking approval from the Board of Directors, and the Company will provide appropriate funding for payment of compensation to advisors engaged by the Audit Committee. The Audit Committee currently is comprised of three directors, each of whom in the opinion of the Board of Directors meets the independence requirements and the financial literacy standards of the NASDAQ Stock Market Rules, as well as the independence requirements of the SEC. The Board of Directors has determined that Mr. Simonson meets the criteria for an “audit committee financial expert” as set forth in applicable SEC rules. The Audit Committee met eight times in fiscal 2017. For further information about the Audit Committee, please see the “Report of the Audit Committee of the Board of Directors” below.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for recommending to the Board of Directors nominees for director and committee memberships. The Nominating and Governance Committee also is responsible for reviewing developments in corporate governance, recommending formal governance standards to the Board of Directors, establishing the Board of Directors’ criteria for selecting nominees for director and for reviewing from time to time the appropriate skills, characteristics and experience required of the Board of Directors as a whole, as well as its individual members, including such factors as business experience and diversity. In addition, the Nominating and Governance Committee is responsible for reviewing the performance of the CEO and for reviewing and ensuring the quality of the Company’s succession plans, including with respect to CEO succession. The Nominating and Governance Committee manages the process for emergency planning in the event the CEO is unable to fulfill the responsibilities of the role and also periodically evaluates internal and external CEO candidates for succession planning purposes. The Nominating and Governance Committee also reviews with management diversity, corporate responsibility and sustainability issues affecting the Company. The Nominating and Governance Committee currently is comprised of three directors, each of whom in the opinion of the Board of Directors meets the independence requirements of the NASDAQ Stock Market Rules. The Nominating and Governance Committee met four times in fiscal 2017.
Compensation Committee
The Compensation Committee is responsible for setting the overall compensation strategy for the Company, recommending the compensation of the CEO to the Board of Directors, determining the compensation of our other executive officers, and overseeing the Company’s bonus and equity incentive plans and other benefit plans. For further information about the role of our executive officers in recommending the amount or form of executive compensation, please see “The Process for Determining our NEOs’ Compensation” in the “Compensation Discussion and Analysis” section of this Proxy Statement. In addition, the Compensation Committee is responsible for reviewing and recommending to the Board of Directors compensation for non-employee directors. The Compensation Committee is currently comprised of three directors, each of whom in the opinion of the Board of Directors meets the independence requirements of the NASDAQ Stock Market Rules and the SEC rules. Each director also qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee may delegate any of its authority and duties to subcommittees, individual committee members or management, as it deems appropriate in accordance with applicable laws, rules and regulations. During fiscal 2017, the Compensation Committee met five times and also acted by written consent.
The Compensation Committee has the authority to engage the services of outside advisors, after first conducting an independence assessment in accordance with applicable laws, regulations and exchange listing standards. During fiscal 2017, the Compensation Committee engaged and directly retained Compensia, Inc. (“Compensia”), a national compensation consulting firm, to assist with the Compensation Committee’s analysis and review of the compensation of our executive officers and other aspects of our total compensation strategy. Compensia performed no other services for the Company and its management team during fiscal 2017. The Compensation Committee has reviewed the independence of Compensia and determined that Compensia’s engagement did not raise any conflicts of interest.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2017, no member of the Compensation Committee was an employee or current or former officer of EA nor did any member of the Compensation Committee have a relationship requiring disclosure by EA under Item 404 of SEC Regulation S-K. No EA officer serves or has served since the beginning of fiscal 2017 as a member of the board of directors or the compensation committee of a company at which a member of EA’s Board of Directors and Compensation Committee is an employee or officer.
CONSIDERATION OF DIRECTOR NOMINEES
In evaluating nominees for director to recommend to the Board of Directors, the Nominating and Governance Committee will take into account many factors within the context of the characteristics and the needs of the Board of Directors as a whole. While the specific needs of the Board of Directors may change from time to time, all nominees for director are considered on the basis of the following minimum qualifications:

•	The highest level of personal and professional ethics and integrity, including a commitment to EA’s purpose and beliefs;

•	Practical wisdom and mature judgment;

•	Broad training and significant leadership experience in business, entertainment, technology, finance, corporate governance, public interest or other disciplines relevant to EA’s long-term success;

•	The ability to gain an in-depth understanding of EA’s business; and

•	A willingness to represent the best interests of all EA stockholders and objectively appraise management’s performance.
While there is no formal policy with regard to diversity, when considering candidates as potential members of the Board of Directors, the Nominating and Governance Committee considers the skills, background and experience of each candidate to evaluate his or her ability to contribute diverse perspectives to the Board of Directors. The goal of the Nominating and Governance Committee is to select candidates that have complementary and diverse perspectives, which together contribute to the Board of Directors’ effectiveness as a whole. The primary consideration is to identify candidates who will best fulfill the Board of Directors’ and the Company’s needs at the time of the search. Therefore, the Nominating and Governance Committee does not believe it is appropriate to either nominate or exclude from nomination an individual based on gender, ethnicity, race, age, or similar factors.
The Nominating and Governance Committee will evaluate candidates proposed by our stockholders under similar criteria, except that it also may consider as one of the factors in its evaluation the amount of EA voting stock held by the stockholder and the length of time the stockholder has held such stock.
GLOBAL CODE OF CONDUCT AND CORPORATE GOVERNANCE GUIDELINES
We have adopted a Global Code of Conduct that applies to our directors, principal executive officer, principal financial officer, principal accounting officer, and other senior financial officers, as well as Corporate Governance Guidelines which, along with our organizational documents and committee charters, form the framework of our corporate governance. Our Global Code of Conduct, Corporate Governance Guidelines and committee charters are available in the Investor Relations section of our website at http://investor.ea.com. We post amendments to or waivers from our Global Code of Conduct in the Investor Relations section of our website. Copies of our committee charters and Global Code of Conduct are available without charge by contacting our Investor Relations department at (650) 628-0406.

OVERSIGHT OF RISK ISSUES
Our Board of Directors as a whole has responsibility for overseeing our risk management. The Board of Directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the Board of Directors and its committees is informed by reports from our management team that are designed to provide visibility about the identification and assessment of key risks and our risk mitigation strategies. Business risks are reviewed by the full Board of Directors. Risks related to investments, financial reporting, internal controls and procedures, and compliance issues are reviewed regularly by the Audit Committee, which oversees the financial reporting, global audit and legal compliance functions. The Nominating and Governance Committee reviews risks related to director and CEO succession. Compensation-related risks are reviewed by the Compensation Committee with members of management responsible for structuring the Company’s compensation programs. Each of the committees regularly report to the full Board of Directors on matters relating to the specific areas of risk that each committee oversees.
As part of their risk oversight efforts, the Compensation Committee evaluated our compensation programs to determine whether the design and operation of our policies and practices could encourage executives or employees to take excessive or inappropriate risks that would be reasonably likely to have a material adverse effect on the Company and have concluded that they do not.
In making that determination, the Compensation Committee considered the design, size, and scope of our cash and equity incentive programs and program features that mitigate against potential risks, such as payout caps, cash and equity award clawbacks, the quality and mix of performance-based and “at risk” compensation, and, with regard to our equity incentive programs, the stock ownership requirements applicable to our executives. The Compensation Committee reviewed the results of their evaluation with management and Compensia. The Compensation Committee concluded that our compensation policies and practices strike an appropriate balance of risk and reward in relation to our overall business strategy, and do not create risks that are reasonably likely to have a material adverse effect on the Company.
The “Compensation Discussion and Analysis” section below generally describes the compensation policies and practices applicable to our named executive officers.
RELATED PERSON TRANSACTIONS POLICY
Our Board of Directors has adopted a written Related Person Transactions Policy in order to describe the procedures used to identify, review, approve or ratify and, if necessary, disclose transactions between the Company and its directors, officers, director nominees, greater than 5% stockholders, entities in which any of the foregoing persons is either employed in certain positions, or owns more than a 10% interest, or an immediate family member of any of the foregoing. We review any transaction or series of transactions which exceeds $120,000 in a single fiscal year and in which any related person has a direct or indirect interest, as well as any transaction for which EA’s Global Code of Conduct or Conflict of Interest Policy would require approval of the Board of Directors.
Once a transaction has been identified, the Audit Committee (if the transaction involves an executive officer) or the Nominating and Governance Committee (if the transaction involves a director) will review the transaction at the next scheduled meeting of such committee. If it is not practicable or desirable to wait until the next scheduled meeting, the chairperson of the applicable committee considers the matter and reports back to the relevant committee at the next scheduled meeting. In determining whether to approve or ratify a transaction, the Audit Committee or Nominating and Governance Committee (or the relevant chairperson of such committee) considers all of the relevant facts and circumstances available and transactions are only approved if they are in, or not inconsistent with, the best interests of EA and its stockholders. No member of the Audit Committee or Nominating and Governance Committee is permitted to participate in any review, consideration or approval of any transaction if the member or their immediate family member is the related person.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Scott Probst
Scott Probst, the son of our Chairman, has been employed by the Company since 2003. Mr. Probst serves as General Manager and Executive Producer of Visceral Studio. The aggregate value of his total compensation in fiscal 2017, including base salary, bonus award, and grant-date value of equity awards, was an amount consistent with total compensation provided to other EA employees in similar positions and less than $600,000. The Compensation Committee reviews the compensation decisions involving Scott Probst in accordance with our Related Person Transactions Policy.
Blackhawk Network Holdings
We enter into commercial dealings with Blackhawk Network Holdings, Inc. whereby Blackhawk Network Holdings offers EA-branded gift cards. During fiscal 2017, the aggregate amount involved in transactions with Blackhawk Network Holdings totaled approximately $1 million. Ms. Roche, one of our directors, is the Chief Executive Officer of Blackhawk Network Holdings. Ms. Roche has no involvement in Blackhawk Network Holdings’ commercial dealings with EA and has no material direct or indirect interest in these transactions. Therefore, we do not consider these transactions to be “related person transactions” within the meaning of applicable SEC rules. Our Board of Directors considered our dealings with Blackhawk Network Holdings in reaching its determination that Ms. Roche is an independent director.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
We have adopted procedures to assist EA’s directors and officers in complying with the requirements of Section 16(a) of the Exchange Act, which include assisting officers and directors in preparing forms for filing. To EA’s knowledge, based solely upon review of such reports furnished to us and written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers and directors were timely met during fiscal 2017, except that, due to an administrative error, Joel Linzner, our Executive Vice President for Worldwide Business Affairs, filed one Form 4 filing one day late, reporting an option exercise and associated open-market sale.
DIRECTOR ATTENDANCE AT ANNUAL MEETING
Our directors are expected to make every effort to attend the Annual Meeting. All ten directors who were elected at the 2016 Annual Meeting of stockholders attended the meeting.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
EA stockholders may communicate with the Board of Directors as a whole, with a committee of the Board of Directors, or with an individual director by sending a letter to EA’s Corporate Secretary at Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065, or by sending an email to StockholderCommunications@ea.com. Our Corporate Secretary will forward to the Board of Directors all communications that are not of a commercial or frivolous nature or otherwise inappropriate for their consideration. For further information regarding the submission of stockholder communications, please visit the Investor Relations section of our website at http://investor.ea.com.
OTHER BUSINESS
The Board of Directors does not know of any other matter that will be presented for consideration at the Annual Meeting except as specified in the notice of the Annual Meeting. If any other matter does properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that EA specifically incorporates it by reference into a filing.
The Audit Committee of the Board of Directors operates under a written charter, which was most recently amended in May 2017. The Audit Committee is currently comprised of three non-employee directors, each of whom in the opinion of the Board of Directors meets the current independence requirements and financial literacy standards of the NASDAQ Stock Market Rules, as well as the independence requirements of the SEC. In fiscal 2017, the Audit Committee consisted of Richard A. Simonson, Jeffrey T. Huber and Denise F. Warren. The Board of Directors has determined that Mr. Simonson meets the criteria for an “audit committee financial expert” as set forth in applicable SEC rules.
The Company’s management is primarily responsible for the preparation, presentation and integrity of the Company’s financial statements. EA’s independent registered public accounting firm, KPMG LLP (the “independent auditors”), is responsible for performing an independent audit of the Company’s (1) financial statements and expressing an opinion as to the conformity of the financial statements with U.S. generally accepted accounting principles, and (2) internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing an opinion thereon.
The Audit Committee assists the Board of Directors in its oversight responsibility with respect to the integrity of EA’s accounting policies, internal control function and financial reporting processes. The Audit Committee reviews EA’s quarterly and annual financial statements prior to public earnings releases and submission to the SEC; oversees EA’s internal audit function; consults with the independent auditors and EA’s internal audit function regarding internal controls and the integrity of the Company’s financial statements; assesses the independence of the independent auditors; and is directly responsible for the appointment, retention, compensation and oversight of the independent auditors. In this context, the Audit Committee has met and held discussions with members of management, EA’s internal audit function and the independent auditors. Company management has represented to the Audit Committee that the Company’s consolidated financial statements for the most recently completed fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with Company management and the independent auditors. Company management also has represented to the Audit Committee that the Company’s internal control over financial reporting was effective as of the end of the Company’s most recently-completed fiscal year, and the Audit Committee has reviewed and discussed the Company’s internal control over financial reporting with management and the independent auditors. The Audit Committee also discussed with the independent auditors matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees, including the quality and acceptability of the Company’s financial reporting and internal control processes. The Audit Committee also has discussed with the Company’s independent auditors the scope and plans for their annual audit and reviewed the results of that audit with management and the independent auditors.
In addition, the Audit Committee received and reviewed the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence, and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Audit Committee also has considered whether the provision of any non-audit services (as described on page 50 of this Proxy Statement under the heading “Proposal 4: Ratification of the Appointment of KPMG LLP, Independent Registered Public Accounting Firm” — “Fees of Independent Auditors”) and the employment of former KPMG LLP employees by the Company are compatible with maintaining the independence of KPMG LLP.
The members of the Audit Committee are not engaged in the practice of auditing or accounting. In performing its functions, the Audit Committee necessarily relies on the work and assurances of the Company’s management and the independent auditors.

In reliance on the reviews and discussions referred to in this report and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for fiscal 2017 be included for filing with the SEC in the Company’s Annual Report. The Audit Committee has also approved the selection of KPMG LLP as the Company’s independent auditors for fiscal 2018.
AUDIT COMMITTEE
Richard A. Simonson (Chairman)
Jeffrey T. Huber
Denise F. Warren

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES
Our Compensation Committee is responsible for reviewing and recommending to our Board of Directors the compensation paid to our non-employee directors. Our non-employee directors are paid a mix of cash and equity compensation for their service as directors.
Cash Compensation
The table below reflects the annualized components of cash compensation for non-employee directors that were in place during fiscal 2017. For more information regarding the specific compensation received by each non-employee director during fiscal 2017, see the “Fiscal 2017 Director Compensation Table” table below.

Compensation Component	Amount
Annual Retainer	$60,000
Service on the Audit Committee	$15,000
Chair of the Audit Committee	$15,000
Service on the Compensation Committee	$12,500
Chair of the Compensation Committee	$12,500
Service on the Nominating and Governance Committee	$10,000
Chair of the Nominating and Governance Committee	$10,000
Chairman of the Board of Directors	$50,000
Service as Lead Director	$25,000
In addition, during fiscal 2017 individual directors were eligible to earn up to $1,000 per day, with the approval of the Board of Directors, for special assignments, which may include providing oversight to management in areas such as sales, marketing, public relations, technology and finance (provided, however, no independent director is eligible for a special assignment if the assignment or payment for the assignment would prevent the director from being considered independent under applicable NASDAQ Stock Market or SEC rules). No directors earned any compensation for special assignments during fiscal 2017.
Our Compensation Committee reviews our non-employee director compensation every two years in consultation with the Compensation Committee’s independent consultant, Frederick W. Cook & Co (“FWC”). FWC conducts a competitive analysis of our non-employee director compensation against our peer group (as defined in the “Compensation Discussion and Analysis” section below) and our Compensation Committee recommends changes, if any to our Board of Directors based on their review of FWC’s analysis. Our Compensation Committee reviewed our non-employee director compensation in February 2016. No changes to the compensation paid to our non-employee directors were recommended to our Board of Directors based on the Compensation Committee’s review. The Compensation Committee will conduct its next review of non-employee director compensation, in consultation with FWC, in 2018.
Stock Compensation
In fiscal 2017, each of our non-employee directors who were re-elected at the 2016 Annual Meeting of stockholders were granted restricted stock units with time-based vesting (“RSUs”) with a grant date fair value of approximately $260,000. These RSUs will vest in their entirety on July 28, 2017.
Under the Company’s 2000 Equity Incentive Plan, as amended (the “EIP”), non-employee directors may elect to receive all or part of their cash compensation in the form of common stock. As an incentive for our non-employee directors to increase their stock ownership in EA, non-employee directors making such an election receive shares of common stock valued at 110% of the cash compensation they would have otherwise received. These shares are awarded via the grant and immediate exercise of a stock option having an exercise price equal to the fair market value of our common stock on the date of grant, which is the first trading day of each quarter of the Board year. Mr. Hoag, Mr. Huber, Ms. Roche, Mr. Simonson and Ms. Warren received all or part of their cash compensation in the form of our common stock during fiscal 2017.

Other Benefits
Non-employee directors who are not employed with any other company are offered an opportunity to purchase certain EA health, dental and vision insurance while serving as a director with the option for the continuation of benefits upon the expiration of their Board of Directors term. Participating directors pay 100% of their own insurance premiums.
Stock Ownership Guidelines
Each non-employee director is required, within five years of becoming a director, to own a number of shares of EA common stock having a value of at least five years’ annual retainer for service on our Board of Directors.
Non-employee directors are permitted to include the value of vested, but deferred, RSUs toward their ownership requirement. As of March 31, 2017, each of our directors had either fulfilled their ownership requirements or had not yet reached five years of service. Mr. Hoag is eligible to satisfy his ownership requirements through holdings of EA stock by Technology Crossover Ventures. Mr. Huber is eligible to satisfy his ownership requirements through holdings of EA stock through certain trusts over which Mr. Huber maintains investment control and pecuniary interest.
FISCAL 2017 DIRECTOR COMPENSATION TABLE
The following table shows compensation information for each of our non-employee directors during fiscal 2017. The compensation paid to Mr. Wilson is shown under “Fiscal 2017 Summary Compensation Table” found on page 37 of this Proxy Statement and the related explanatory tables. Mr. Wilson does not receive any compensation for his service as a member of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(3)	Total ($)
Leonard S. Coleman	$82,500	$259,962	—	$342,462
Jay C. Hoag	$85,000	$259,962	$8,525	$353,487
Jeffrey T. Huber	$75,000	$259,962	$7,536	$342,498
Vivek Paul	$70,625	$259,962	—	$330,587
Lawrence F. Probst III	$110,000	$259,962	—	$369,962
Talbott Roche	$54,375	$281,562(2)	$5,396	$341,333
Richard A. Simonson	$90,000	$259,962	$9,017	$358,979
Luis A. Ubiñas	$105,000	$259,962	—	$364,962
Denise F. Warren	$75,000	$259,962	$7,453	$342,415

(1)
Represents the aggregate grant date fair value of RSUs granted in fiscal 2017 calculated based on a closing price of $76.28 for our common stock on the date of grant, July 28, 2016. For additional information regarding the valuation methodology for RSUs, see Note 13, “Stock-Based Compensation and Employee Benefit Plans,” to the Consolidated Financial Statements in our Annual Report. Each of our non-employee directors held 3,408 unvested RSUs as of April 1, 2017 (the last day of fiscal 2017).

(2)
In addition to the fiscal 2017 annual award of 3,408 RSUs granted to each non-employee director, Ms. Roche also received an award of 288 RSUs when she joined the Board of Directors in June 2016, which represented the pro-rata portion of the fiscal 2016 annual equity award granted to non-employee directors.

(3)
Non-employee directors may elect to receive all or part of their cash compensation in the form of common stock, and directors making such an election receive common stock valued at 110% of the cash compensation they would have otherwise received. These shares are awarded via the grant and immediate exercise of a stock option having an exercise price equal to the fair market value of our common stock on the date of grant. The values represent the premium received for shares in lieu of compensation. The following table presents information regarding the shares granted to each director during fiscal 2017, who elected to receive all or part of their cash compensation in the form of common stock:

Name	Grant Date	Exercise Price ($)	Shares Subject to Immediately Exercised Stock Option Grants	Grant Date Fair Value ($)
Jay C. Hoag	5/2/2016	62.89	372	23,395
	8/1/2016	76.63	305	23,372
	11/1/2016	77.84	300	23,352
	2/1/2017	83.00	282	23,406
				93,525

Jeffrey T. Huber	5/2/2016	62.89	328	20,628
	8/1/2016	76.63	269	20,613
	11/1/2016	77.84	265	20,628
	2/1/2017	83.00	249	20,667
				82,536

Talbott Roche	8/1/2016	76.63	260	19,924
	11/1/2016	77.84	256	19,927
	2/1/2017	83.00	240	19,920
				59,771

Richard A. Simonson	5/2/2016	62.89	394	24,779
	8/1/2016	76.63	323	24,751
	11/1/2016	77.84	318	24,753
	2/1/2017	83.00	298	24,734
				99,017

Denise F. Warren	5/2/2016	62.89	328	20,628
	8/1/2016	76.63	269	20,613
	11/1/2016	77.84	265	20,628
	2/1/2017	83.00	248	20,584
				82,453

COMPENSATION DISCUSSION AND ANALYSIS
OVERVIEW
Our Compensation Discussion and Analysis describes and discusses the fiscal 2017 compensation paid to our named executive officers (“NEOs”), and is organized into six sections:

•	Executive Summary

•	Compensation Practices, Principles and Say on Pay Vote

•	The Process for Determining Our NEOs’ Compensation

•	Our Elements of Pay

•	Our NEOs’ Fiscal 2017 Compensation

•	Other Compensation Information
For 2017, EA’s NEOs were:

•	Andrew Wilson, Chief Executive Officer;

•	Blake Jorgensen, Executive Vice President and Chief Financial Officer;

•	Patrick Söderlund, Executive Vice President, EA Worldwide Studios;

•	Kenneth Moss, Executive Vice President and Chief Technology Officer; and

•	Chris Bruzzo, Chief Marketing Officer
EXECUTIVE SUMMARY
Fiscal 2017 Summary of EA’s Business
Fiscal 2017 was an excellent year for EA. Our core strategies continued to deliver award-winning games and services to our players and deepened player engagement. This, together with great execution, generated strong financial results for the Company. We exceeded our net revenue and earnings per share guidance for fiscal 2017, drove higher gross margins, increased our cash provided by operations, and invested in products and services for the future.

2017 GAAP Financial and Operating Highlights

•	In fiscal 2017, we generated $4,845 million of net revenue and $3.08 diluted earnings per share.

•	Our digital net revenue increased to $2,874 million in fiscal 2017 and represented 59% of our total net revenue for fiscal 2017.

•	We delivered fiscal year net income of $967 million and record operating cash flow of $1,383 million.

•	Operating profit margins were 25.3%.

•	We generated record net sales for a fiscal year of $4,942 million.

•	FIFA 17 was the best-selling console title in the world in calendar year 2016.

•	Battlefield 1 was our biggest Battlefield launch ever, and in Q3, had a player base more than 50% larger than that of Battlefield 4 in its comparable launch quarter.

•	We repurchased 6.5 million shares in fiscal 2017 for $508.1 million.

•	Net sales from our Ultimate Team businesses grew more than 20% year-over-year.
The financial performance, operational achievements and other fiscal year events summarized above provide context for the compensation decisions made by the Compensation Committee and Board of Directors in fiscal 2017 as we continue to structure our executive compensation program to align with pay-for-performance considerations. The Company’s executive compensation program is designed to reward our officers for the achievement of specific Company-wide financial objectives and the creation of long-term stockholder value.

COMPENSATION PRACTICES, PRINCIPLES AND SAY ON PAY VOTE
Compensation Design and Best Practices
Our executive compensation programs are designed to align the interests of our executives with the interests of our stockholders. Some of the executive compensation “best practices” we employ include:

What We Do		What We Don’t Do
☑	Incorporate both time-based and performance-based RSUs (“PRSUs”)	☒	Have a “single-trigger” change in control plan
☑	Require at least 50% of our executive officers; total equity value to be granted in the form of PRSUs	☒	Provide excise tax gross-up upon a change in control
☑	Require our executives to satisfy stock ownership guidelines	☒	Have executive employment contracts (other than required by local jurisdictions)
☑	Prohibit all employees from engaging in hedging transactions in EA stock and prohibit executive officers from pledging EA common stock	☒	Reprice options without stockholder approval
☑	Conduct annual “say-on-pay” advisory votes
☑	Regularly solicit feedback from our largest stockholders on our executive compensation programs
☑	Recover (clawback) equity compensation for misconduct in the event of a financial restatement
☑	Align performance-based equity vesting with stockholder interests
Compensation Principles — Promoting Pay-for-Performance
The design of our compensation programs is guided by a compensation philosophy based on three core principles intended to attract and retain high-performing executives and promote a pay-for-performance approach to executive compensation:

•
Principle 1 — Cash Compensation: A significant portion of each NEO’s cash compensation should be at risk, based on the annual financial and operational performance of the Company, in addition to the NEO’s individual performance;

•
Principle 2 — Equity Compensation: A significant portion of each NEO’s total compensation should be provided in the form of long-term equity to enhance alignment between the interests of our NEOs and our stockholders and to promote long-term retention of a strong leadership team in an industry and geographic area that is highly competitive for executive talent; and

•
Principle 3 — Target Total Direct Compensation: The target total direct compensation package for each NEO should be consistent with market practices for executive talent, and reflect each NEO’s individual experience, responsibilities and performance.

Fiscal 2016 Say On Pay Vote
We received a favorable 98% of votes cast for our annual say on pay advisory proposal at our 2016 Annual Meeting. EA’s management, the Compensation Committee and the Board of Directors are committed to maintaining a pay-for-performance alignment in our executive compensation programs.

THE PROCESS FOR DETERMINING OUR NEOS’ COMPENSATION
Role of the Board of Directors, Compensation Committee and Management
Our Board of Directors approves the target total direct compensation and makes compensation decisions for our CEO, in consultation with the Compensation Committee and the Compensation Committee’s independent compensation consultant, Compensia. The Compensation Committee approves the target total direct compensation and makes compensation decisions for all other NEOs after input, at the Compensation Committee’s request, from our CEO, our Chief People Officer, and Compensia.
Compensation decisions made by the Board of Directors and the Compensation Committee are based on several factors, including the Company’s financial performance, the financial and operating performance of each NEO’s business unit (if applicable), individual performance, market trends, and other factors unique to each individual. The impact of the Company’s financial performance and individual considerations in our fiscal 2017 compensation decisions are detailed in the section of this Compensation Discussion & Analysis entitled “Our NEOs’ Fiscal 2017 Compensation.” The Compensation Committee and the Board of Directors also reference certain market-based considerations, such as peer group data, benchmarking and percentiles when making compensation decisions.
Selection and Use of Peer Group
To assess market compensation practices, each year the Compensation Committee selects a group of companies (“peer group”) comparable to EA with respect to a number of factors, including market capitalization and revenue, to use as a reference for compensation decisions.
In the third quarter of fiscal 2016, the Compensation Committee selected the following peer group to use as a reference for fiscal 2017 compensation decisions.
FISCAL 2017 PEER GROUP

Video Game	Technology/Internet	Entertainment	Toys/Games
Activision Blizzard	Adobe Systems	AMC Networks Inc.	Hasbro
Zynga	Autodesk	Discovery Communications	Mattel
	eBay	Lions Gate Entertainment
Expedia
IAC/Interactive Corp.
Intuit
LinkedIn Corporation
Priceline
Salesforce.com
Symantec
Yahoo!
In the third quarter of fiscal 2017, the Compensation Committee assessed this peer group for use in benchmarking fiscal 2018 compensation decisions and removed LinkedIn and Yahoo! from our peer group because of their pending merger and acquisition activity. The Compensation Committee determined no other changes were needed to our peer group for fiscal 2018. As compared to our peer group and based on public filings through June 2, 2017, the Company was at the 40th percentile with respect to annual revenues. As of June 2, 2017, the Company’s market capitalization was at the 61st percentile.
Compensation Benchmarking and the Role of Consultants
In February 2017, Compensia conducted a comprehensive analysis of our executive compensation programs using publicly available compensation information on our peer group. The analysis included a comparison of the base salary, target cash compensation, long-term incentives and target total direct compensation of each of our senior vice-president level positions and above against similar positions in our peer group. Where sufficient market data for our peer group was not available, Compensia used data from a broader group of similarly sized technology companies. Compensia provided the Compensation Committee with its findings in February 2017 to be used as a reference for making bonus decisions for fiscal 2017 and base salary and equity decisions for fiscal 2018.

Use of Percentiles
When setting the fiscal 2017 base salaries and bonus targets for our executive officers, the Compensation Committee referenced the 50th to 75th percentiles of the market range of comparable companies, and for target guidelines for annual equity awards, the Compensation Committee referenced the 75th percentile. We believe these percentiles are appropriate to recruit and retain a strong leadership team in an industry and geographic area that is highly competitive for executive talent. Our guidelines for annual equity awards reference a higher percentile because of the important retention value of the awards. While we consider each component, the actual base salary, bonus, and equity compensation awarded to an NEO may be above these targets and is determined based on our financial performance, individual performance, market trends and other factors unique to each individual.
The Compensation Committee also considered the aggregate value of the three target total direct compensation components (i.e., base salary, bonus and annual equity awards), and referenced the 50th to 75th percentiles of the market for target total direct compensation. When necessary for new hires, retention, succession planning, or other factors, the Compensation Committee may approve compensation for select key executives that could result in target total direct compensation above our referenced range.
OUR ELEMENTS OF PAY
We believe that our compensation programs reflect our three compensation principles described under “Compensation Principles - Promoting Pay-for-Performance” and are designed to reward achievement of Company-wide financial objectives, individual operational and strategic objectives and the creation of long-term value for our stockholders, while also recognizing the dynamic and highly competitive nature of our business and the market for top executive talent. Approximately 90% of our average NEOs’ target total direct compensation is performance-based in the form of an annual performance cash bonus, PRSUs and RSUs, putting at risk a significant portion of our NEOs’ target total direct compensation. The elements of our NEO compensation programs in fiscal 2017 are set forth below:

NEOs (Excluding CEO)	CEO

Base
10%
Performance
Cash Bonus
10%
PRSUs
40%
RSUs
40%

Base
7%
Performance
Cash Bonus
11%
PRSUs
41%
RSUs
41%

Base Salary
Base salary is the fixed cash component that is market competitive for the role to attract and retain high-performing executives. On an annual basis, the Compensation Committee reviews and approves any base salary adjustments considering factors such as individual performance, the market for similar positions, level of responsibilities, complexity of role, and internal compensation alignment.
Performance Cash Bonus Awards
Our cash bonus programs motivate our executives to achieve challenging short-term performance goals that are important to the Company’s long-term growth. The Compensation Committee sets the executives’ bonus targets each year as a percentage of base salary based on factors such as individual performance, the market for similar positions, level of responsibilities, complexity of role, and internal compensation alignment.

The performance cash bonus award to each of our NEOs is determined as follows:

Base Salary	X	Bonus Target Percentage (% of Base Salary)	X	Company Bonus Funding Percentage	X	Adjustment Based on Business Unit (if applicable) and Individual Performance	=	NEO Bonus Payout
The annual performance cash bonuses represented approximately one-half of our NEOs’ target total cash compensation and the same portion of our NEOs’ realized total cash compensation for fiscal 2017, thus putting at risk a significant portion of our NEOs’ cash compensation.
Executive Bonus Plan: At the beginning of each fiscal year, the Compensation Committee selects the Executive Bonus Plan participants, performance period, performance measures, and the formula used to determine maximum bonus funding under each plan. Performance cash bonuses payable under the Executive Bonus Plan are intended to qualify as tax deductible “performance-based compensation” under Section 162(m) of the Code. In fiscal 2017, all our NEOs, except for Mr. Söderlund, were selected to participate in the Executive Bonus Plan. Mr. Söderlund was excluded from the Executive Bonus Plan, because he resides in Sweden and his compensation does not qualify as tax deductible under Section 162(m). Mr. Söderlund participates in the general EA Bonus Plan.
For all NEOs, including Mr. Söderlund, the Compensation Committee selected non-GAAP net income as the performance measure, because the level of profitability is a key business focus in any year. The performance period was established as fiscal 2017, and the formula to determine the maximum bonus funding for each NEO was the lower of: (1) 600% of each respective NEO’s annual base salary not to exceed $5,000,000 or (2) 0.5% of our fiscal 2017 non-GAAP net income for each NEO other than our CEO, for whom the maximum was 1% of our fiscal 2017 non-GAAP net income. For fiscal 2017, the Company’s non-GAAP net income was $1.228 billion, which resulted in a maximum bonus award funding of 600% of each respective NEO’s annual base salary, not to exceed $5,000,000. The Compensation Committee then exercised its discretion to reduce actual bonus awards for each NEO based on the Company’s overall financial performance, the terms of the Executive Bonus Plan and EA Bonus Plan, target bonus award and individual performance against strategic and operational objectives, as discussed in “Our NEOs’ Fiscal 2017 Compensation” below.
When making compensation decisions for our executives, we utilize non-GAAP financial measures to evaluate the Company’s financial performance and the performance of our management team against non-GAAP targets. Appendix A to this Proxy Statement provides a reconciliation between our non-GAAP financial measures and our audited financial statements. For more information regarding our use of non-GAAP financial measures for our compensation programs, please refer to the information provided under “Use of Non-GAAP Financial Measures” below.
RSUs
RSUs reward absolute long-term stock price appreciation and promote retention through standard three-year time-based vesting. Annual equity award grants of RSUs to our NEOs vest annually over 35 months from the grant date in equal increments each May. For fiscal 2017, approximately 50% of the total value of our NEOs’ annual equity awards were made in the form of RSUs.
PRSUs
The Compensation Committee grants PRSUs to senior vice president level employees and above as part of their annual equity awards. To encourage executive retention and to encourage our executives to focus on long-term stock price performance, the PRSUs vest over a three-year period. The number of shares earned is adjusted based upon changes in our TSR relative to the TSR of the companies in the NASDAQ-100 Index (the “Relative NASDAQ-100 TSR Percentile”) measured over 12-month, 24-month cumulative and 36-month cumulative periods (each such period, a “Vesting Measurement Period”). PRSUs generally will vest upon the first, second and third anniversaries of the date of grant (which we call “Vesting Opportunities”). For fiscal 2017, half of the total value of our NEOs’ annual equity awards were made in the form of PRSUs.

The illustration below depicts how the number of shares earned is calculated:

Target PRSUs	X	Relative NASDAQ-100 TSR Percentile Multiplier	=	Shares Earned
The Relative NASDAQ-100 TSR Percentile multiplier, which can range from 0% to 200%, is based on the change in our stock price during a Vesting Measurement Period (i.e., approximately the 12-month period, 24-month cumulative period and 36-month cumulative period following of the date of grant), using a 90-day trailing average stock price. If the Company’s Relative NASDAQ-100 TSR Percentile is at the 60th percentile (i.e., 10% higher than the median TSR of the NASDAQ-100) at the end of a Vesting Measurement Period, 100% of target shares will be earned. The percentage of shares earned will be adjusted upward by 3% or downward by 2% for each percentile above or below the 60th percentile, respectively.
The following table illustrates the percentage of shares that could be earned from our PRSUs based on the Company’s Relative NASDAQ-100 TSR Percentile:

Relative NASDAQ-100 TSR Percentile	1st to 10th	25th	40th	60th	75th	90th	94th to 100th
Relative NASDAQ-100 TSR Multiplier	0%	30%	60%	100%	145%	190%	200%
The following table illustrates the percentage of shares subject to outstanding PRSUs earned at the end of fiscal 2017:

PRSU Grant Date	June 2014	June 2015	June 2016
Measurement Period	Fiscal 15-17	Fiscal 16-18	Fiscal 17-19
90-day average stock price (at start of measurement period)	$32.36	$61.26	$70.55
Length of Vesting Measurement Period	3 Years	2 Years	1 Year
90-day average stock price (at end of measurement period)	$85.14
EA’s TSR	163.11%	38.98%	20.69%
EA’s Relative NASDAQ-100 TSR Percentile	97th	79th	61st
Percentage of Target Shares Earned in May 2017	200%	156%	103%
The number of shares earned is capped at 200% of the target shares available for vesting at a Vesting Opportunity. If the Company’s TSR at any Vesting Opportunity is negative on an absolute basis, the number of shares that can be earned is capped at 100% of the target regardless of the Company’s Relative NASDAQ-100 TSR Percentile.
In addition, as an incentive to keep our executives focused on long-term TSR performance, our PRSU program provides an opportunity for our executives to earn shares at the second and third Vesting Opportunities that were not earned at the first and second Vesting Opportunities in an amount up to 100% of the target number of shares unearned from the previous Vesting Opportunities. These shares are earned if Company’s Relative NASDAQ-100 TSR Percentile subsequently improves over the cumulative 24-month and/or 36-month Vesting Measurement Periods. This feature has never been applied to PRSUs granted to our NEOs, and given our Relative NASDAQ-100 TSR Percentile in fiscal 2017, this feature will not be applicable until, at the earliest, for the PRSUs vesting in fiscal 2020.
Use of Non-GAAP Financial Measures
The Company uses certain adjusted non-GAAP financial measures when establishing performance-based bonus targets, such as non-GAAP net revenue, non-GAAP digital net revenue, non-GAAP gross profit, non-GAAP operating income, non-GAAP net income, non-GAAP diluted earnings per share and non-GAAP diluted shares. These measures adjust for certain items that may not be indicative of the Company’s core business, operating results or future outlook. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization and other senior management. Other than shares from the convertible bond hedge, which are included, these non-GAAP financial measures exclude the following items as applicable, in each reporting period: acquisition-related expenses, amortization of debt discount and loss on conversion of notes, change in deferred net revenue (online-enabled games), income tax adjustments, shares from convertible bond hedge and stock-based compensation, among others. In addition, for these purposes, we make further adjustments to our publicly disclosed non-GAAP measures to add back bonus expense. Appendix A to this Proxy Statement provides a reconciliation between our non-GAAP financial measures and our audited financial statements.
OUR NEOS’ FISCAL 2017 COMPENSATION
2017 Annual Base Salary
To determine an executive’s base salary, the Compensation Committee, with assistance from Compensia, considers the pay practices of our peer group for comparable positions, experience, tenure and internal equity based on the scale and scope of the role. As part of its May 2016 compensation review, the Compensation Committee (and Board of Directors for Mr. Wilson) approved fiscal 2017 base salaries increases, effective June 1, 2016, of 10% for Mr. Wilson, $1,100,000; 4.1% for Mr. Jorgensen, $765,000; 5.5% for Mr. Söderlund, $611,291; 6.2% for Mr. Moss, $625,000; and 3.9% for Mr. Bruzzo, $600,000. Based on Compensia’s analysis, Mr. Wilson’s fiscal 2016 base salary was in the 25th to 50th percentile for the CEOs in our peer group. The Board of Director’s increase to Mr. Wilson’s salary positioned it in the low end of the 50th to 75th percentile relative to our peer group.
Fiscal 2017 Performance Cash Bonus Awards
The Compensation Committee also sets the values of the annual performance bonus cash awards (“target bonus”) as a percentage of each executive’s base salary based on factors including pay practices of our peer group for comparable positions, experience, tenure and internal equity based on the scale and scope of the role.
In the first quarter of fiscal 2017, the Board of Directors increased Mr. Wilson’s bonus target from 150% to 175% of his base salary. Mr. Wilson’s bonus target was increased as a result of the financial and operating achievements of the Company during fiscal 2016 and to better align his bonus target with the bonus targets for CEOs in our peer group. While Mr. Wilson’s target total cash compensation remains below the median for CEOs in our peer group, the Board of Directors determined that Mr. Wilson’s aggregate compensation package (base, target bonus and equity award) was appropriate relative to his tenure in the role.
The Compensation Committee did not increase our other NEOs’ target bonuses in fiscal 2017.

FISCAL 2017 TARGET BONUS
	Base Salary Earned in Fiscal 2017	Target Bonus	Target Annual Bonus Award
Mr. Wilson	$1,083,333	175%	$1,854,167
Mr. Jorgensen	$760,000	100%	$760,000
Mr. Söderlund(1)	$611,291	100%	$611,291
Mr. Moss	$618,917	75%	$464,188
Mr. Bruzzo	$596,250	75%	$447,188

(1)
Mr. Söderlund resides in Stockholm, Sweden and is paid in Swedish krona (“SEK”). Mr. Söderlund’s fiscal 2017 base salary was derived from an average of the SEK to USD exchange rates on the last day of each month during fiscal 2017 of 0.115633.

Performance cash bonus awards represented approximately one-half of our average NEOs’ target total cash compensation and the same portion of our NEOs’ realized total cash compensation for fiscal 2017, thus putting at risk a significant portion of our NEOs’ cash compensation.
Fiscal 2017 Company Bonus Funding Percentage: In order to align our NEOs’ bonus payouts to the performance of the Company, each NEO’s performance cash bonus award is tied to the bonus funding percentage applied to our overall Company bonus pool. This pool is based on the Company’s financial performance with equal weighting given to our non-GAAP net revenue and non-GAAP diluted earnings per share. In addition, our Executive Bonus Plan and EA Bonus Plan permit the Compensation Committee to exercise discretion (upwards, subject to the maximum payouts under the applicable plan, or downwards) to adjust the bonus funding percentage based on the Company’s business and operating performance.
In fiscal 2017, our non-GAAP net revenue of $4.94 billion was approximately 101% of our $4.90 billion target and reflected an 8% increase from our fiscal 2016 non-GAAP net revenue of $4.57 billion. Our non-GAAP diluted earnings per share of $3.92 for fiscal 2017 was approximately 112% of our $3.50 target and reflected a 25% increase from our fiscal 2016 non-GAAP earnings per share of $3.14. The Company’s financial performance resulted in a bonus funding percentage of 105.8% of aggregate employee target bonuses.  However, in recognition of Company’s record fiscal 2017 business and operating performance including the achievements noted above under “2017 GAAP Financial and Operating Highlights,” the Compensation Committee funded our overall Company bonus pool at 107.5% of aggregate employee target bonuses.
Appendix A to this Proxy Statement provides a reconciliation between our non-GAAP financial measures and our audited financial statements.
Fiscal 2017 Business Unit and Individual Performance: The Board of Directors (in the case of Mr. Wilson) and the Compensation Committee, in consultation with Mr. Wilson and our Chief People Officer (in the case of all other NEOs), assessed the business unit (if applicable) and individual performance as set forth below in determining the final bonus payouts.

FISCAL 2017 PERFORMANCE CASH BONUSES
	Target Annual Bonus Award	Company Bonus Funding Percentage (107.5%)	Fiscal 2017 Cash Bonus
Mr. Wilson	$1,854,167	$1,993,230	$2,690,860
Mr. Jorgensen	$760,000	$817,000	$1,100,000
Mr. Söderlund(1)	$611,291	$657,138	$1,094,161
Mr. Moss	$464,188	$499,002	$615,000
Mr. Bruzzo	$447,188	$480,726	$500,000

(1)
Mr. Söderlund resides in Stockholm, Sweden and is paid in Swedish krona (“SEK”). The amounts set forth in this table (except for Mr. Söderlund’s fiscal 2017 Cash Bonus) were derived from an average of the SEK to USD exchange rates on the last day of each month during fiscal 2017 of 0.115633. The amount set forth as Mr. Söderlund’s fiscal 2017 cash bonus, which was paid on June 2, 2017, is based on the exchange rate as of May 24, 2017 of 0.114985.

Performance Cash Bonus Award for the CEO: The Board of Directors funded Mr. Wilson’s bonus based on the achievement of his individual objectives, which factor into the Company’s non-GAAP financial results, as further described below:

Fiscal 2017 Objectives	Target	Actual(1)
Non-GAAP Financial Objectives (60% weight):
(In millions, except earnings per share and percentages)
Net Revenue	$4,900	$4,942
Gross Profit	$3,555	$3,690
Operating Expenses	$2,100	$2,124
Diluted Earnings Per Share (based on share count of 319 million shares)(2)	$3.50	$3.85
Operating Cash Flow	$1,325	$1,383
Strategic & Operative Objectives (40% weight):
Console/PC Launches, Mobile Launches, New IP and Fiscal 2018 Readiness, Engagement, Competitive Gaming and Organizational Health	N/A	N/A

(1)	Appendix A to this Proxy Statement provides a reconciliation between our non-GAAP financial measures and our audited financial statements.

(2)
For purpose of measuring achievement of Mr. Wilson’s diluted earnings per share objective, a share count of 319 million was used to be consistent with the fiscal 2017 financial plan approved by the Board of Directors.

In determining Mr. Wilson’s final cash bonus payout, the Board of Directors considered the weighting and achievement of Mr. Wilson’s fiscal 2017 objectives set forth above. Factors that the Board of Directors considered in determining Mr. Wilson’s individual performance included: his leadership in the success of the Company’s fiscal 2017 game launches, including FIFA 17 and Battlefield 1; the Company’s increase in digital revenue, including in live services such as the EA SPORTS Ultimate Team game modes and top mobile titles including Star Wars: Galaxy of Heroes and Madden NFL Mobile; the Company’s ongoing development of new IP; development and implementation of technological infrastructure related to the EA Player Network; the early success of the new Competitive Gaming division, recognizing and fostering talent within the Company; and Mr. Wilson’s implementation of his strategy and direction for the Company, which in fiscal 2017 included the new EA Purpose and Beliefs.
Fiscal 2017 Performance Cash Bonus Award Determination for the Other NEOs
Mr. Jorgensen, Executive Vice President and Chief Financial Officer
To determine Mr. Jorgensen’s final cash bonus payout, the Compensation Committee took into account that the Company exceeded its non-GAAP net revenue target and its non-GAAP earnings per share target in fiscal 2017, as well as Mr. Jorgensen’s individual performance, including: his role helping the Company achieve record cash flow provided by operations in fiscal 2017 while continuing to efficiently manage the Company’s operating expenses’ and successfully managing communications with investors and stockholders, including with respect to the Company’s revised external reporting practices and EA Investor Day.
Mr. Söderlund, Executive Vice President, EA Worldwide Studios
To determine Mr. Söderlund’s final cash bonus payout, the Compensation Committee took into account that the Company exceeded its non-GAAP net revenue target and its non-GAAP earnings per share target in fiscal 2017, as well as Mr. Söderlund’s individual performance, including: increasing product quality during fiscal 2017 (including FIFA 17, Battlefield 1, and Madden NFL 17); improving player satisfaction and engagement with our products through the development of new and innovative game modes such as “The Journey,” a new story mode included in FIFA 17; the increase in digital revenue driven by live service engagement; developing new games for launch in fiscal 2018, including Star Wars: Battlefront II and a new Need for Speed; developing new IP for both console and PC, as well as new titles for mobile platforms; attracting and retaining talent; and his overall leadership of our EA Worldwide Studios organization.
Mr. Moss, Executive Vice President and Chief Technology Officer
To determine Mr. Moss’ final cash bonus payout, the Compensation Committee took into account that the Company exceeded its non-GAAP net revenue target and its non-GAAP earnings per share target in fiscal 2017, as well as Mr. Moss’ individual performance, including: the successful scaling and enhancement of the technology supporting our growing digital business, as well as the EA Player Network; his team’s support of the Company’s products and services, such as ensuring the platform performance, stability and timely delivery of the Company’s fiscal 2017 games including FIFA 17, Battlefield 1, and Madden NFL 17; and leading development of EA’s proprietary Frostbite game engine for use across more upcoming EA titles, including Star Wars Battlefront II, FIFA 18, Madden NFL 18 and Need for Speed.
Mr. Bruzzo, Chief Marketing Officer
To determine Mr. Bruzzo’s final cash bonus payout, the Compensation Committee took into account that the Company exceeded its non-GAAP net revenue target and its non-GAAP earnings per share target in fiscal 2017, as well as Mr. Bruzzo’s individual performance, including: successful marketing campaigns for major titles, including Battlefield 1 and the record-breaking launch trailer that garnered over 50 million video views; launching EA PLAY, a standalone event alongside the E3 industry conference in June, open for players and media to play EA’s upcoming games; ongoing leadership of the EA Player Network; and deepening EA’s player relationships with a focus on engagement and retention.
Fiscal 2017 Equity Compensation Awards
Equity compensation is used as a tool to hire and retain and motivate the Company’s top talent. In fiscal 2017, the NEOs’ annual equity awards were targeted to be comprised of 50% RSUs with a three-year pro rata vesting schedule and 50% PRSUs with vesting tied to the Company’s relative total stockholder return (“TSR”). The number of PRSUs and RSUs awarded to each NEO was determined based upon an assessment of various individual factors, including each NEO’s role and tenure with the Company, individual performance, the value of unvested equity for retention considerations, the grant date fair-value of the award, competitive market practices, including benchmarking data for the position, and internal compensation alignment among our executive officers. In determining the size of each NEO’s annual equity award, the Compensation Committee or Board of Directors, in the case of Mr. Wilson, considered the available market data for the NEO, the NEO’s current unvested equity holdings and the NEO’s individual performance during fiscal 2017, including the individual performance factors in fiscal 2017 highlighted above that factored into the NEO’s cash bonus.
The following table shows the value of the annual equity awards granted to Mr. Wilson, Mr. Jorgensen, Mr. Söderlund, Mr. Bruzzo and Mr. Moss in fiscal 2017:

FISCAL 2017 ANNUAL EQUITY AWARD VALUES FOR NEOs
	Target PRSUs(1)	RSUs(1)	Accounting Value at Grant(2)
Mr. Wilson	$7,000,000	$7,000,000	$16,150,342
Mr. Jorgensen	$3,250,000	$3,250,000	$7,498,342
Mr. Söderlund	$4,250,000	$4,250,000	$9,805,485
Mr. Moss	$2,500,000	$2,500,000	$5,767,942
Mr. Bruzzo	$2,000,000	$2,000,000	$4,614,285

(1)
Represents the value of the awards approved by the Compensation Committee on May 18, 2016 and the Board of Directors on May 19, 2016, in the case of Mr. Wilson. On the date of grant, the value was converted into PRSUs or RSUs over an equivalent number of shares rounded down to the nearest whole share.

(2)	Awards granted on June 16, 2016.
Approximately 80% of the aggregate compensation of our NEOs for fiscal 2017 was provided in the form of long-term equity.
OTHER COMPENSATION INFORMATION
Benefits and Retirement Plans
We provide a wide array of significant employee benefit programs to all of our regular, full-time employees, including our NEOs, including medical, dental, prescription drug, vision care, disability insurance, life insurance, accidental death and dismemberment (“AD&D”) insurance, a flexible spending plan, business travel accident insurance, an educational reimbursement program, an adoption assistance program, an employee assistance program, an employee stock purchase plan, paid time off, and relocation assistance. We also offer a sabbatical program for regular full-time employees who commenced employment prior to October 7, 2009. If employees, including our NEOs, are unable to utilize their full sabbatical benefit within the eligibility period, they receive a cash payout for up to 50% of their accrued, but unused, sabbatical.
We offer retirement plans to our employees based upon their country of employment. In the United States, our employees, including our U.S.-based NEOs, are eligible to participate in a tax-qualified section 401(k) plan, with an annual Company discretionary matching contribution of up to 6% of eligible compensation. The amount of the matching contribution is determined each year based on the Company’s fiscal year performance. We also maintain a nonqualified deferred compensation plan in which executive-level employees, including our NEOs and our directors, are eligible to participate. None of our NEOs participated in the deferred compensation plan during fiscal 2017. In Sweden, where Mr. Söderlund resides, the Company contributes to supplementary ITP occupational pension plans (the “ITP Plans”) for eligible employees, which provide retirement, life insurance and disability benefits. Eligible employees above certain income thresholds also may elect to participate in an alternative ITP Plan. The ITP Plans are offered pursuant to the terms of a collective agreement between the Confederation of Swedish Enterprise and the Council for Negotiation and Cooperation.
Perquisites and Other Personal Benefits
While our NEOs generally receive the same benefits that are available to our other regular, full-time employees, they also receive certain additional benefits, including access to a Company-paid physical examination program, and greater maximum benefit levels for life insurance, AD&D, and long-term disability coverage. We consider these benefits to be standard components of a competitive executive compensation package. Company reimbursed air and ground transportation generally is limited to business travel. Pursuant to his employment agreement, Mr. Söderlund is provided with the use of a company car or a monthly car allowance, at his election.
Change in Control Arrangements and Severance
Our executive officers with a ranking of senior vice presidents and above, including our NEOs, are eligible to participate in the Electronic Arts Inc. Change in Control Plan (the “CiC Plan”), which is a “double-trigger” change in control plan that provides our executive officers with payments and benefits if their employment is terminated in connection with a change in control. For more information on the CiC Plan, please refer to the information included under the heading “Potential Payments Upon Termination or Change in Control” beginning on page 42 of this Proxy Statement.
We also maintain an ERISA-regulated severance plan (the “Severance Plan”) that applies generally to all our U.S.-based employees. Under the Severance Plan, eligible employees may receive a cash severance payment and premiums for continued health benefits, if such benefits are continued pursuant to COBRA. Any severance arrangements with our NEOs, whether paid pursuant to the Severance Plan or otherwise, require the prior approval of the Compensation Committee. In the event of a change in control of the Company, the cash severance payment payable under the Severance Plan may be reduced, in whole or in part, by any amount paid under the CiC Plan.
Stock Ownership Holding Requirements
We maintain stock ownership holding requirements for our Section 16 officers. Our Section 16 officers who hold the title of senior vice president must maintain stock ownership equal to at least 1x their base salary. The stock ownership multiple increases to 2x base salary for Section 16 officers who are executive vice presidents and 5x base salary for our CEO. We test the stock ownership holding requirement on an annual basis, and any Section 16 officer not in compliance with these guidelines must hold 50% of any net after-tax shares vesting from equity awards until the applicable requirement is met.
As of March 31, 2017, each of our executive officers, had either met his or her then-applicable stock ownership holding requirement or had not yet reached the date on which he or she is required to meet his or her ownership requirement, which is generally 50 months from the date of hire or appointment.

Insider Trading, Anti-Hedging and Anti-Pledging Policies
We maintain an insider trading policy designed to promote compliance by our employees and directors with both federal and state insider trading laws. In addition, our insider trading policy prohibits our directors, executive officers and other employees from engaging in any hedging transaction or short sale of our stock or trading in any derivatives of our stock. Our directors and Section 16 officers also are prohibited from pledging our stock as collateral for any loan.
Compensation Recovery (Clawbacks)
Our equity award agreements contain a provision providing that if an employee engages in fraud or other misconduct that contributes to an obligation to restate the Company’s financial statements, the Compensation Committee may terminate the equity award and recapture any equity award proceeds received by the employee within the 12-month period following the public issuance or filing of the financial statements required to be restated.
Tax Deductibility and Compensation Expense
When making compensation decisions for our NEOs, the Compensation Committee considers if the compensation arrangements would constitute “performance-based compensation” under Section 162(m) of the Code. However, the applicability of Section 162(m) is not the primary factor in determining appropriate levels or modes of compensation and the Compensation Committee may enter into compensation arrangements under which payments are not deemed “performance-based compensation” under Section 162(m) and may not be deductible.

Risk Considerations
The Compensation Committee considers, in establishing and reviewing our compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. See the section of this Proxy Statement entitled “Oversight of Risk Issues” above for an additional discussion of risk considerations.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The following Compensation Committee Report on Executive Compensation shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that EA specifically incorporates it by reference into a filing.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE MEMBERS
Jay C. Hoag (Chair)
Leonard S. Coleman
Talbott Roche

EXECUTIVE COMPENSATION

FISCAL 2017 SUMMARY COMPENSATION TABLE
The following table shows information concerning the compensation earned by or awarded to our Chief Executive Officer, our Chief Financial Officer, and our next three most highly compensated executive officers for fiscal 2017, and where applicable fiscal 2016 and fiscal 2015. For purposes of the compensation tables that follow, we refer to these individuals collectively as the “Named Executive Officers” or “NEOs.”

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Andrew Wilson	2017	1,083,846	—	16,150,342(4)	—	2,690,860	47,670	19,972,718
Chief Executive Officer	2016	1,019,231	—	13,617,852	—	2,076,653	16,971	16,730,707
	2015	880,769	—	6,696,870	1,999,996	2,000,000	55,255	11,632,890
Blake Jorgensen	2017	762,981	—	7,498,342(5)	—	1,100,000	17,427	9,378,750
Executive Vice President,	2016	756,538	—	6,808,926	—	1,100,000	17,287	8,682,751
Chief Financial Officer	2015	694,231	—	2,929,842	874,996	1,216,250	16,759	5,732,078
Patrick Söderlund(6)	2017	611,291	—	9,805,485(7)	—	1,094,161	84,720	11,595,657
Executive Vice President,	2016	588,702	—	9,078,520	—	1,085,526	108,118	10,860,866
EA Worldwide Studios	2015	642,646	—	5,022,628	1,500,000	1,178,780	141,611	8,485,665
Kenneth Moss	2017	619,104	—	5,767,942(8)	—	615,000	17,738	7,019,784
Executive Vice President,	2016	603,731	—	3,971,790	—	615,000	152,767	5,343,288
Chief Technology Officer	2015	365,962	170,000	4,999,990	1,499,999	425,391	75,237	7,536,579
Chris Bruzzo	2017	596,365	—	4,614,285(9)	—	500,000	17,427	5,728,077
Chief Marketing Officer

(1)
Represents the aggregate grant date fair value of RSUs and PRSUs. Grant date fair value is determined for financial statement reporting purposes and the amounts shown may not reflect the actual value realized by the recipient. For RSUs, grant date fair value is calculated using the closing price of our common stock on the grant date. For PRSUs, the grant date fair value is determined using a Monte-Carlo simulation model. For additional information regarding the valuation methodology for RSUs and PRSUs, see Note 13, “Stock-Based Compensation and Employee Benefit Plans,” to the Consolidated Financial Statements in our Annual Report. For additional information regarding the specific terms of the RSUs and PRSUs granted to our NEOs in fiscal 2017, see the “Fiscal 2017 Grants of Plan-Based Awards Table” below.

(2)
Represents amounts awarded under the Executive Bonus Plan for fiscal 2017, 2016 and 2015, in addition to amounts awarded to Mr. Söderlund under the EA Bonus Plan in fiscal 2017 and 2016. For additional information about the bonuses paid to our NEOs in fiscal 2017, see “Our NEOs’ Fiscal 2017 Compensation under the heading “Fiscal 2017 Performance Cash Bonus Awards” in the “Compensation Discussion and Analysis” above.

(3)
All Other Compensation Table

Name	Fiscal Year	Insurance Premiums ($)(A)	Retirement Benefits ($)(B)	Other ($)	Tax Gross-Up ($)	Total ($)
Andrew Wilson	2017	928	15,900	30,099(C)	793(D)	47,720
	2016	1,071	15,900	—	—	16,971
	2015	1,118	15,600	38,462	75	55,255
Blake Jorgensen	2017	928	15,900	—	599(E)	17,427
	2016	1,071	15,900	—	316	17,287
	2015	1,118	15,600	—	41	16,759
Patrick Söderlund	2017	768	56,448	27,476(F)	28(G)	84,720
	2016	783	55,957	51,378	—	108,118
	2015	702	68,797	62,204	9,908	141,611
Kenneth Moss	2017	928	15,900	—	910(H)	17,738
	2016	1,071	15,900	98,002	37,794	152,767
	2015	839	—	37,923	36,475	75,237
Chris Bruzzo	2017	928	15,900	—	599(E)	17,427

(A)	Amounts shown represent premiums paid on behalf of our NEOs under Company sponsored group life insurance, AD&D and disability programs.

(B)
Amounts shown for Messrs. Wilson, Jorgensen, and Moss reflect Company-matching 401(k) contributions for fiscal years 2015, 2016 and 2017, paid during each subsequent fiscal year. The amount shown for Mr. Söderlund reflects Company contributions during fiscal 2015, 2016 and 2017 to a Swedish ITP2 occupational pension plan, which includes a defined contribution component, as well as life and disability coverage, and an alternative ITP plan.

(C)	Amounts shown represent membership dues for executive leadership organizations ($29,550) and a team event gift.

(D)	Represents the aggregate value of taxes paid on behalf of Mr. Wilson for a team event gift and video game merchandise from the Company store.

(E)	Represents the aggregate value of taxes paid on behalf of Messrs. Jorgensen and Bruzzo for a team event gift.

(F)	Amounts shown represent car payments, paid time off and incidental expenses paid on behalf of Mr. Söderlund.

(G)	Represents the aggregate value of taxes paid on behalf of Mr. Söderlund for costs incurred in connection with business meals.

(H)	Represents the aggregate value of taxes paid on behalf of Mr. Moss for video game merchandise from Company store, videogame credits, and a team event gift.

(4)
Represents the aggregate grant date fair value of 93,333 RSUs granted to Mr. Wilson in fiscal 2017 of $6,999,975 and the target payout of 93,333 PRSUs granted to Mr. Wilson in fiscal 2017 of $9,150,367. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $13,999,950, which is based on the maximum vesting of 186,666 PRSUs multiplied by the closing price of our common stock on the date of grant of $75.00.

(5)
Represents the aggregate grant date fair value of 43,333 RSUs granted to Mr. Jorgensen in fiscal 2017 of $3,249,975 and the target payout of 43,333 PRSUs granted to Mr. Jorgensen in fiscal 2017 of $4,248,367. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $6,499,950, which is based on the maximum vesting of 86,666 PRSUs multiplied by the closing price of our common stock on the date of grant of $75.00.

(6)
Mr. Söderlund is based in Stockholm, Sweden and was paid in Swedish krona. The amounts reported as salary and all other compensation for Mr. Söderlund in fiscal 2015, fiscal 2016, and fiscal 2017 were derived from an average of the Swedish krona to U.S. dollar exchange rates on the last day of each month during fiscal 2015, fiscal 2016 and fiscal 2017, respectively. The amount reported as non-equity incentive plan compensation for Mr. Söderlund in fiscal 2017 is based on the Swedish krona to U.S. dollar exchange rate as of May 24, 2017 of 0.114985.

(7)
Represents the aggregate grant date fair value of 56,666 RSUs granted to Mr. Söderlund in fiscal 2017 of $4,249,950 and the target payout of 56,666 PRSUs granted to Mr. Söderlund in fiscal 2017 of $5,555,535. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $8,499,900, which is based on the maximum vesting of 113,332 PRSUs multiplied by the closing price of our common stock on the date of grant of $75.00.

(8)
Represents the aggregate grant date fair value of 33,333 RSUs granted to Mr. Moss in fiscal 2017 of $2,499,975 and the target payout of 33,333 PRSUs granted to Mr. Moss in fiscal 2017 of $3,267,967. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $4,999,950, which is based on the maximum vesting of 66,666 PRSUs multiplied by the closing price of our common stock on the date of grant of $75.00.

(9)
Represents the aggregate grant date fair value of 26,666 RSUs granted to Mr. Bruzzo in fiscal 2017 of $1,999,950 and the target payout of 26,666 PRSUs granted to Mr. Bruzzo in fiscal 2017 of $2,614,335. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $3,999,900, which is based on the maximum vesting of 53,332 PRSUs multiplied by the closing price of our common stock on the date of grant of $75.00.

FISCAL 2017 GRANTS OF PLAN-BASED AWARDS TABLE
The following table shows information regarding non-equity incentive and equity plan-based awards granted to our NEOs during fiscal 2017.

Name	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)

Andrew Wilson
Annual Bonus Opportunity	—	—	1,854,167	5,000,000	—	—	—	—
PRSUs	6/16/2016	5/18/2016	—	—	93,333	186,666	—	9,150,367
RSUs	6/16/2016	5/18/2016	—	—	—	—	93,333(6)	6,999,975
Blake Jorgensen
Annual Bonus Opportunity	—	—	760,000	2,280,000	—	—	—	—
PRSUs	6/16/2016	5/18/2016	—	—	43,333	86,666	—	4,248,367
RSUs	6/16/2016	5/18/2016	—	—	—	—	43,333(6)	3,249,975
Patrick Söderlund
Annual Bonus Opportunity	—	—	611,291	1,833,873	—	—	—	—
PRSUs	6/16/2016	5/18/2016	—	—	56,666	113,332	—	5,555,535
RSUs	6/16/2016	5/18/2016	—	—	—	—	56,666(6)	4,249,950
Kenneth Moss
Annual Bonus Opportunity	—	—	464,188	1,392,564	—	—	—	—
PRSUs	6/16/2016	5/18/2016	—	—	33,333	66,666	—	3,267,967
RSUs	6/16/2016	5/18/2016	—	—	—	—	33,333(6)	2,499,975
Chris Bruzzo
Annual Bonus Opportunity	—	—	447,188	1,341,561	—	—	—	—
PRSUs	6/16/2016	5/18/2016	—	—	26,666	53,332	—	2,614,335
RSUs	6/16/2016	5/18/2016	—	—	—	—	26,666(6)	1,999,950

(1)	Each grant was approved on the approval date indicated above by our Compensation Committee or the Board of Directors, where applicable, for grant on the specific grant date indicated above.

(2)
The amounts shown represent the target and maximum amount of cash bonus plan awards provided for under the Executive Bonus Plan for all NEOs other than Mr. Söderlund who participates in the EA Bonus Plan. The target amounts are pre-established as a percentage of salary and the maximum amounts represent the greatest payout that could be made under the Executive Bonus Plan or the EA Bonus Plan, as applicable. For Mr. Söderlund, the cash bonus amounts were converted to U.S. dollars derived from an average of the Swedish krona to U.S. dollar exchange rates on the last day of each month during fiscal 2017. For more information regarding the bonuses paid to our NEOs in fiscal 2017 and an explanation of the amount of salary and bonus in proportion to total compensation, see the sections titled “Our NEOs’ Fiscal 2017 Compensation” and “Our Elements of Pay” in the “Compensation Discussion and Analysis” above.

(3)
Represents awards of PRSUs granted under our EIP. The PRSUs granted to our NEOs in fiscal 2017 are referred to as “Market-Based Restricted Stock Units” in Note 13 “Stock-Based Compensation and Employee Benefit Plans,” to the Consolidated Financial Statements in our Annual Report. The PRSUs vest over a full three year period. The number of PRSUs that vest is adjusted based on EA’s Relative NASDAQ-100 TSR Percentile measured over 12-month, 24-month cumulative and 36-month cumulative periods. For additional information regarding the specific terms of the PRSUs granted to our NEOs in June 2016, see the discussion of “PRSUs” in the “Compensation Discussion and Analysis” above. Upon vesting, each PRSU automatically converts into one share of EA common stock, and does not have an exercise price or expiration date. The PRSUs are not entitled to receive dividends, if any, paid by EA on its common stock.

(4)
Represents awards of RSUs granted under our EIP. Upon vesting, each RSU automatically converts into one share of EA common stock. RSUs are granted for no consideration and do not expire. The RSUs do not have voting rights and are not entitled to receive dividends, if any, paid by EA on its common stock.

(5)
For grants of RSUs, represents the aggregate grant date fair value of RSUs calculated using the closing price of our common stock on the date of grant. For grants of PRSUs, represents the aggregate grant date fair value of the award. For a more detailed discussion of the valuation methodology and assumptions used to calculate fair value, see Note 13 “Stock-Based Compensation and Employee Benefit Plans,” of the Consolidated Financial Statements in our Annual Report.

(6)	RSUs vested as to one-third of the units on May 16, 2017 and will vest as to one-third of the units on each of May 16, 2018, and May 16, 2019.

OUTSTANDING EQUITY AWARDS AT FISCAL 2017 YEAR-END
The following tables show information regarding outstanding stock options, RSUs and PRSUs held by our NEOs as of the end of fiscal 2017.
All stock options, RSUs and PRSUs were granted pursuant to our EIP. The market value of the unvested RSUs and PRSUs is determined by multiplying the number of unvested RSUs by $89.52, the closing price of the Company’s common stock on March 31, 2017, the last trading day of fiscal 2017. For the PRSUs, as described in the footnotes to the Outstanding Stock Awards table below, the number of shares and their value assumes the achievement of maximum performance goals, unless otherwise noted.

	Outstanding Option Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name		Exercisable	Unexercisable
Andrew Wilson	10/31/2013	770,000	180,000(1)	26.25	10/31/2023
	6/16/2014	110,926	55,463(2)	35.70	6/16/2024
Blake Jorgensen	6/16/2014	12,140	24,265(3)	35.70	6/16/2024
Patrick Söderlund	6/16/2014	—	41,598(4)	35.70	6/16/2024
Kenneth Moss	7/16/2014	81,900	40,950(5)	37.12	7/16/2024
Chris Bruzzo	9/16/2014	55,601	27,801(6)	37.02	9/16/2024

(1)
Stock options cliff vested as to 240,000 shares on November 1, 2014 and the remaining options vest as to 20,000 of the options on the first day of each month thereafter until the option is fully vested.

(2)	Stock options vested as to 55,463 shares on May 16, 2015 and May 16, 2016 and the remaining 55,463 options vested on May 16, 2017 in fiscal 2018 but were unexercisable as of the end of fiscal 2017.

(3)	Stock options vested as to 24,265 shares on May 16, 2015 and May 16, 2016 and the remaining 24,265 options vested on May 16, 2017 in fiscal 2018 but were unexercisable as of the end of fiscal 2017.

(4)	Stock options vested as to 41,597 shares on May 16, 2015 and May 16, 2016 and the remaining 41,598 options vested on May 16, 2017 in fiscal 2018 but were unexercisable as of the end of fiscal 2017.

(5)	Stock options vested as to 40,950 shares on July 16, 2015 and July 16, 2016 and the remaining 40,590 options will vest on July 16, 2017.

(6)	Stock options vested as to 27,800 shares on September 16, 2015, 27,801 shares on September 16, 2016 and the remaining 27,801 options vest on September 16, 2017.

	Outstanding Stock Awards
		Time-Based Vesting Awards		Performance-Based Vesting Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andrew Wilson	6/16/2014	—	—	37,348(1)	3,343,393
	6/16/2015	—	—	127,267(1)	11,392,942
	6/16/2016	—	—	186,666(1)	16,710,340
	6/16/2014	37,348(2)	3,343,393	—	—
	6/16/2015	63,634(2)	5,696,516	—	—
	6/16/2016	93,333(2)	8,355,170	—	—

Blake Jorgensen	6/16/2014	—	—	16,340(1)	1,462,757
	6/16/2015	—	—	63,634(1)	5,696,516
	6/16/2016	—	—	86,666(1)	7,758,340
	6/16/2014	16,340(2)	1,462,757	—	—
	6/16/2015	31,817(2)	2,848,258	—	—
	6/16/2016	43,333(2)	3,879,170	—	—

Patrick Söderlund	6/16/2014	—	—	28,011(1)	2,507,545
	6/16/2015	—	—	84,844(1)	7,595,235
	6/16/2016	—	—	113,332(1)	10,145,481
	6/16/2014	28,011(2)	2,507,545	—	—
	6/16/2015	42,422(2)	3,797,617	—	—
	6/16/2016	56,666(2)	5,072,740	—	—

Kenneth Moss	6/16/2015	—	—	37,119(1)	3,322,893
	6/16/2016	—	—	66,666(1)	5,967,940
	7/16/2014	26,940(3)	2,411,669	—	—
	6/16/2015	18,560(2)	1,661,491	—	—
	6/16/2016	33,333(2)	2,983,970	—	—

Chris Bruzzo	6/16/2015	—	—	37,119(1)	3,322,893
	6/16/2016	—	—	53,332(1)	4,774,281
	9/16/2014	27,013(4)	2,418,204	—	—
	6/16/2015	18,560(2)	1,661,491	—	—
	6/16/2016	26,666(2)	2,387,140	—	—

(1)
For purposes of this table, represents PRSUs at the maximum achievement level of 200% of target for June 2014, June 2015 and June 2016 PRSU grants. The number of PRSUs that vest is based on EA’s Relative NASDAQ-100 TSR Percentile. For additional information regarding the specific terms of the PRSUs granted to our NEOs, see the discussion of “PRSUs” in the “Compensation Discussion and Analysis” above.

(2)	Represents an award of RSUs that vested or will vest as to one-third of the units one month prior to each of the first three anniversaries of the grant date.

(3)	Represents an award of RSUs that vested as to 25% of the units on January 16, 2015, as to 35% on July 16, 2015 and as to 20% on July 16, 2016 and will vest as to 20% on July 16, 2017.

(4)	Represents an award of RSUs that vested or will vest as to one-third of the units on each of the three anniversaries of the grant date.

FISCAL 2017 OPTION EXERCISES AND STOCK VESTED TABLE
The following table shows all stock options exercised and value realized upon exercise, as well as all RSUs and PRSUs vested and value realized upon vesting by our NEOs during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Andrew Wilson	50,000	2,947,500	225,418	17,057,934
Blake Jorgensen	36,390	1,725,614	410,541	34,071,985
Patrick Söderlund	74,875	3,024,283	181,504	13,755,601
Kenneth Moss	—	—	49,024	3,757,457
Chris Bruzzo	—	—	49,096	3,912,707

(1)
The value realized upon the exercise of stock options is calculated by: (a) subtracting the option exercise price from the market value on the date of exercise to determine the realized value per share, and (b) multiplying the realized value per share by the number of shares underlying the options exercised.

(2)	Represents shares of EA common stock released upon vesting of RSUs and PRSUs during fiscal 2017.

(3)	The value realized upon vesting of RSUs and PRSUs is calculated by multiplying the number of RSUs and PRSUs vested by the prior day’s closing price of EA common stock on the vest date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Electronic Arts Change in Control Plan
Our NEOs participate in the Electronic Arts Inc. Change in Control Plan (the “CiC Plan”). The CiC Plan is a “double-trigger” plan, which provides those serving as Senior Vice Presidents and above with payments and benefits if their employment is terminated without “cause” or if they resign for “good reason” during the three-month period preceding or 18-month period following a change in control of the Company. The CiC Plan payments and benefits include a cash severance payment, continued health benefits or equivalent payments for up to 18 months (24 months for our CEO) and full vesting of all outstanding and unvested equity awards (other than performance-based awards, the vesting of which is described below).
The CiC Plan does not provide for any additional payments or benefits (for example, tax gross-ups or reimbursements) in the event that the payments under the CiC Plan and other arrangements offered by the Company or its affiliates cause an executive officer to owe an excise tax under Section 280G of the Code (“Section 280G”). However, the CiC Plan provides that, if an executive officer would receive a greater net after-tax benefit by having his or her CiC Plan payments reduced to an amount that would avoid the imposition of the Section 280G excise tax, his or her payment will be reduced accordingly.
As a condition to our NEOs’ right to receive the payments and benefits provided under the CiC Plan, the NEO is required to execute a waiver of claims against the Company and will be bound by the terms of a non-solicitation agreement prohibiting the executive for a one-year period following his or her termination of employment from soliciting employees to leave the Company.
PRSUs
Pursuant to the terms of the PRSUs, if the NEO remains employed by the Company, or the Company’s successor entity, PRSUs may vest on their scheduled vest date following a change in control of the Company. The Company’s Relative NASDAQ-100 TSR Percentile as of the effective date of the change in control will be applied to determine the number of shares that could vest at each remaining Vesting Opportunity in the three-year Vesting Measurement Period. If the NEO is terminated without “cause” or resigns for “good reason” prior to the first anniversary of the change in control or the NEO is terminated without cause in the two months preceding the change in control (and the Compensation Committee determines the termination was made in connection with the change in control), the PRSUs will accelerate upon the date on which the NEO is terminated or resigns, subject to the timely execution of a severance agreement and release. The Company’s Relative NASDAQ-100

TSR Percentile as of the effective date of the change in control will be applied to determine the number of shares that could vest. The reduction of the recipient’s awards in respect of Section 280G is applied in the same manner with respect to PRSUs as under the CiC Plan.
The following table sets forth potential payments under the CiC Plan and the terms of the PRSUs, as described above, to our NEOs (upon termination of employment without “cause” or for “good reason”) in connection with a change in control of the Company. For purposes of the table below, we have assumed a termination date of March 31, 2017, the last business day of fiscal 2017. The closing price of our common stock on March 31, 2017 (the last trading day of fiscal 2017) was $89.52.

Name	Cash Severance Award ($)(1)	Stock Options ($)(2)	RSUs ($)(3)	PRSUs ($)(4)	Other ($)(5)	Total ($)
Andrew Wilson	5,908,334	14,373,619	17,395,079	20,835,713	157,721	58,670,466
Blake Jorgensen	2,287,500	1,305,942	8,190,185	9,901,584	112,521	21,797,732
Patrick Söderlund	1,841,912	2,238,804	11,377,902	13,656,750	13,982	29,129,350
Kenneth Moss	1,633,782	2,145,780	7,057,130	5,665,346	72,305	16,574,343
Chris Bruzzo	1,570,782	1,459,553	6,466,835	5,050,611	41,182	14,588,963

(1)
Represents the sum of each NEO’s annual base salary as of March 31, 2017 and target cash bonus for fiscal 2017, respectively, multiplied by 2 with respect to Mr. Wilson and by 1.5 with respect to Messrs. Jorgensen, Söderlund, Bruzzo and Moss.

(2)	Represents unvested outstanding options that would accelerate, vest and be exercised on a qualifying termination of employment in connection with a change in control occurring as of March 31, 2017.

(3)
Represents the value of unvested RSUs that would accelerate and vest on a qualifying termination of employment in connection with a change in control occurring on March 31, 2017 as calculated by multiplying the number of RSUs that would accelerate by the closing price of our common stock on March 31, 2017.

(4)
Represents the value of unvested PRSUs that would accelerate and vest on a qualifying termination of employment in connection with a change in control occurring on March 31, 2017. For purposes of the table, we have used EA’s Relative NASDAQ-100 TSR Percentiles as of March 31, 2017, which was in the 97th percentile with respect to PRSUs granted in June 2014, the 79th percentile with respect to PRSUs granted in June 2015 and the 61st percentile with respect to PRSUs granted in June 2016. Based on these percentiles, the PRSUs granted to Messrs. Wilson, Jorgensen, and Söderlund in June 2014 would accelerate and vest as to 200% of the target number of shares for the remaining vest date in the performance period, the PRSUs granted to Messrs. Wilson, Jorgensen, Bruzzo, Söderlund and Moss in June 2015, would each accelerate and vest as to 156% of the target number of shares for the remaining vest dates in their respective performance periods, and the PRSUs granted to Messrs. Wilson, Jorgensen, Bruzzo, Söderlund and Moss in June 2016, would each accelerate and vest as to 103% of the target number of shares for the remaining vest dates in their respective performance periods.

(5)
Includes 24 months of post-termination health benefits for Mr. Wilson and accrued paid time off or vacation benefits and 18 months of post-termination health benefits for Messrs. Jorgensen, Söderlund, Bruzzo and Moss and accrued paid time off or vacation benefits.

EQUITY COMPENSATION PLAN INFORMATION
We have two equity incentive plans that have been approved by our stockholders and under which our common stock is or has been authorized for issuance to employees and directors under the EIP and to employees only under the Company’s 2000 Employee Stock Purchase Plan, as amended (the “ESPP”). In addition, we assumed a plan in connection with our acquisition of VG Holding Corp. in 2008 as described in footnote (1) below.
The following table and related footnotes gives aggregate information regarding grants under all of our equity incentive plans as of the end of fiscal 2017.

Plan Category(1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
	(A)	(B)	(C)
Equity compensation plans approved by security holders	8,813,495(2)	$33.35(3)	24,455,658(4)
Total	8,813,495(5)		24,455,658

(1)
The table does not include information for an equity incentive plan we assumed in connection with our acquisition of VG Holding Corp. in 2008. As of April 1, 2017, a total of 136 shares were issuable upon exercise of outstanding options under the VG Holding Corp. 2005 Stock Incentive Plan, as amended (the “VGH Plan”) with a weighted-average exercise price of $58.14. No further grants will be made under the VGH Plan.

(2)
Includes (a) 2,377,268 shares of common stock issuable upon exercise of outstanding options under the EIP, with a weighted-average exercise price of $33.35; and (b) 6,436,227 unvested restricted stock awards outstanding under the EIP.

(3)	RSUs and PRSUs do not have an exercise price and therefore are not included in the calculation of the weighted-average exercise price.

(4)
Includes (a) 17,005,682 shares available for issuance under the EIP as full-value awards and (b) 7,449,976 shares available for purchase by our employees under the ESPP. Each RSU and PRSU (full-value award) granted reduces the number of shares available for issuance under our EIP by 1.43 shares and each stock option granted reduces the number of shares available for issuance under our EIP by 1 share.

(5)	The total number of securities to be issued upon exercise of outstanding options, warrants, and rights, including the total number of securities referenced in footnote (1), above, is 8,813,631.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of June 2, 2017, the number of shares of our common stock owned by our directors, NEOs, our directors and executive officers as a group, and beneficial owners known to us holding more than 5% of our common stock. As of June 2, 2017, there were 309,772,660 shares of our common stock outstanding. Except as otherwise indicated, the address for each of our directors and executive officers is c/o Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065.

Stockholder Name	Shares Owned(1)	Right to Acquire(2)	Percent of Outstanding Shares(3)
FMR LLC(4)	30,486,412	—	9.84%
Vanguard Group Inc.(5)	29,631,771	—	9.57%
Blackrock, Inc.(6)	20,764,484	—	6.70%
T. Rowe Price Associates, Inc.(7)	18,913,068	—	6.11%
Jay C. Hoag(8)	4,568,103	15,280	1.48%
Lawrence F. Probst III(9)	717,912	96,369	*
Andrew Wilson(10)	262,482	916,389	*
Blake Jorgensen	239,614	24,275	*
Patrick Söderlund	159,871	41,598	*
Kenneth Moss	91,567	149,790	*
Jeffrey T. Huber(11)	72,631	34,880	*
Chris Bruzzo	34,545	55,601	*
Richard A. Simonson	31,015	67,019	*
Leonard S. Coleman	24,496	40,847	*
Denise F. Warren	13,665	15,280	*
Vivek Paul	1,615	55,147	*
Luis A. Ubiñas	—	60,219	*
Talbott Roche	1,254	3,408	*
All executive officers and directors as a group (19) persons(12)	6,289,308	1,611,059	2.55%

*	Less than 1%

(1)
Unless otherwise indicated in the footnotes, includes shares of common stock for which the named person has sole or shared voting and investment power. This column excludes shares of common stock that may be acquired through stock option exercises, which are included in the column “Right to Acquire.”

(2)
Includes (a) shares of common stock that may be acquired through stock option exercises within 60 days of June 2, 2017, (b) in the case of each of Messrs. Paul and Simonson, reflects 51,739 RSUs that have vested but have been deferred, (c) in the case of Mr. Coleman, reflects 37,439 RSUs that have vested but have been deferred, and (d) in the case of Mr. Ubiñas, reflects 44,939 RSUs that have vested but have been deferred.

(3)	Calculated based on the total number of shares owned plus the number of shares that may be acquired through stock option exercises and the release of vested RSUs within 60 days of June 2, 2017.

(4)	As of March 31, 2017, based on information contained in a report on Form 13F-HR filed with the SEC on May 11, 2017 by FMR LLC. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(5)
As of March 31, 2017, based on information contained in a report on Form 13F-HR filed with the SEC on May 12, 2017 by Vanguard Group Inc. The address for Vanguard Group Inc. is PO Box 2600, V26, Valley Forge, PA 19482-2600.

(6)
As of March 31, 2017, based on information contained in a report on Form 13F-HR filed with the SEC on May 12, 2017 by Blackrock, Inc. The address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(7)
As of March 31, 2017, based on information contained in a report on Form 13F-HR filed with the SEC on May 15, 2017 by T. Rowe Price Associates, Inc. The address for T. Rowe Price Associates, Inc. is 100 East Pratt St, Baltimore, MD 21202.

(8)
Represents 4,568,103 shares of common stock held by entities affiliated with Mr. Hoag, including Technology Crossover Ventures as follows: (i) 4,034 shares of common stock held by TCV Management 2004, L.L.C. (“TCV Management 2004”), (ii) 4,034 shares of common stock held by TCV VI Management, L.L.C. (“TCV VI Management”), (iii) 13,375 shares of common stock held by TCV VII Management, L.L.C. (“TCV VII Management,” and together with TCV Management 2004 and TCV VI Management, the “Management Companies”), (iv) 746,874 shares of common stock held by TCV V, L.P., (v) 755,461 shares of common stock held by TCV VI, L.P., (vi) 1,842,403 shares of common stock held by TCV VII, L.P., (vii) 956,804 shares of common stock held by TCV VII (A), L.P., (viii) 36,278 shares of common stock held by TCV Member Fund, L.P. (together with TCV V, L.P., TCV VI, L.P., TCV VII, L.P. and TCV VII (A), L.P., the “TCV Funds”), (ix) 136,473 shares held by the Hoag Family Trust U/A Dtd 8/2/94 (the “Hoag Family Trust”), and (x) 72,367 shares held by Hamilton Investments Limited Partnership. Mr. Hoag, a director of the Company, is a member of each of the Management Companies but disclaims beneficial ownership of the shares held or beneficially owned by such entities except to the extent of his pecuniary interest therein. Mr. Hoag is a trustee of Hoag Family Trust and a general partner and limited partner of Hamilton Investments Limited Partnership, but disclaims beneficial ownership of the shares held or beneficially owned by such entities except to the extent of his pecuniary interest therein.

Technology Crossover Management V, L.L.C. (“TCM V”) is the general partner of TCV V, L.P. Technology Crossover Management VI, L.L.C. (“TCM VI”) is the general partner of TCV VI, L.P. Technology Crossover Management VII, Ltd. (“Management VII”) is the general partner of Technology Crossover Management VII, L.P. (“TCM VII”), which, in turn, is the general partner of each of TCV VII, L.P. and TCV VII (A), L.P. Each of TCM V, TCM VI and Management VII is a general partner of TCV Member Fund, L.P. Mr. Hoag is a Class A Member of each of TCM V and TCM VI and a Class A Director of Management VII as well as a limited partner of each of TCM VII and TCV Member Fund, L.P. Together with the other Class A Members or Class A Directors, as applicable, Mr. Hoag shares voting and dispositive power with respect to the TCV Funds. Mr. Hoag, TCM V, TCM VI and Management VII disclaim beneficial ownership of any shares held by the TCV Funds except to the extent of their respective pecuniary interests therein. The address for each of Mr. Hoag, the Management Companies and the TCV Funds is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, CA 94301.

(9)
Includes 172,940 shares of common stock held directly by Mr. Probst, 58,590 shares of common stock held by Mr. Probst’s grantor’s retained annuity trust, in which 29,295 shares are held in trust for Lawrence F. Probst IV and 29,295 shares are held in trust for Scott Probst; 16,669 shares of common stock held by Mr. Probst’s spouse; 469,713 shares of common stock held by the Probst Family L.P. of which Mr. Probst is a partner.

(10)	Includes 6,349 shares of common stock held by Mr. Wilson’s charitable trust and 256,133 shares of common stock held by Mr. Wilson’s family trust.

(11)
Includes 217 shares of common stock held directly by Mr. Huber, 67,412 shares of common stock held by Mr. Huber’s family trust and 5,002 shares of common stock and 31,472 vested options held by the Maywood Trust U/A/D 9/19/2012 of which Mr. Huber is the sole trustee.

(12) Includes all executive officers and directors of EA as of the date of this filing.

PROPOSALS TO BE VOTED ON
PROPOSAL 1: ELECTION OF DIRECTORS
At the Annual Meeting, stockholders will elect ten directors to hold office for a one-year term until the next annual meeting (or until their respective successors are elected and qualified). All nominees have consented to serve a one-year term, if elected. For additional information regarding the nominees and our corporate governance practices, including our director resignation policies, please see the sections of this Proxy Statement entitled “2017 Proxy Statement Summary and Highlights,” “Commonly Asked Questions and Answers” and “Board of Directors and Corporate Governance.”
The Board of Directors has nominated the following directors to stand for re-election:

•	Leonard S. Coleman

•	Jay C. Hoag

•	Jeffrey T. Huber

•	Vivek Paul

•	Lawrence F. Probst III

•	Richard A. Simonson

•	Talbott Roche

•	Luis A. Ubiñas

•	Denise F. Warren

•	Andrew Wilson
The Board of Directors recommends a vote FOR each of the nominees
Required Vote
The 2017 election of directors will be uncontested. Accordingly, EA’s Amended and Restated Bylaws provide that in an uncontested election of directors each nominee must receive more votes cast “for” than “against” his or her re-election in order to be re-elected to the Board of Directors. Shares represented by your proxy will be voted by the proxy holders “for” the election of the ten nominees recommended by EA’s Board of Directors unless you vote “against” any or all of such nominees or you mark your proxy to “abstain” from so voting. Abstentions and broker non-votes will have no effect on the outcome of the director elections.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
In accordance with the SEC’s proxy rules, we are seeking an advisory, non-binding stockholder vote with respect to the compensation of our NEOs for fiscal 2017. This vote, which is undertaken by us annually, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices, as disclosed in this Proxy Statement.
We have previously submitted advisory say-on-pay proposals for each fiscal year beginning with fiscal 2011 and have received majority stockholder support for the compensation of our NEOs for each of these years.
EA’s management, the Compensation Committee and the Board of Directors are committed to maintaining a pay-for-performance alignment in our executive compensation programs and continue to solicit feedback from our stockholders regarding our programs and practices. We received a favorable 98% of votes cast for our annual say on pay advisory proposal at our 2016 Annual Meeting.
We encourage you to read the “Compensation Discussion and Analysis” at pages 25 through 36 for additional details on our executive compensation programs and the fiscal 2017 compensation of our NEOs.
We believe our compensation programs and policies for fiscal 2017 were consistent with our core compensation principles, supported by strong compensation governance practices and are worthy of continued stockholder support. Accordingly, we ask for our stockholders to indicate their support for the compensation paid to our NEOs, by voting “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers for fiscal 2017, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures in this Proxy Statement.”
Although the vote is advisory and non-binding, our Board of Directors and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote, along with other relevant factors, in evaluating the future compensation of our NEOs.
The Board of Directors recommends a vote FOR the approval of the foregoing resolution.
Advisory Vote
Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting for or against the proposal.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY VOTES
As described in Proposal 2 above, in accordance with the SEC’s proxy rules, our stockholders have the opportunity to cast an advisory vote on the compensation of our named executive officers. This Proposal 3 affords stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay proposal in our proxy materials for future annual stockholder meetings or any special stockholder meeting for which we must include executive compensation information in the proxy statement (a “say-on-pay frequency proposal”). Under this Proposal 3, stockholders may vote to have the say-on-pay vote every year, every two years, every three years, or abstain from voting.
Advisory Vote
A plurality of the votes cast for one of the options presented by Proposal 3 will determine the stockholders’ preferred frequency for holding an advisory vote on the compensation of our named executive officers. This means that the option receiving the greatest number of votes will be considered the preferred frequency of our stockholders.
Although the vote is advisory and non-binding, our Board of Directors and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote, along with other relevant factors, when making future decisions regarding the frequency of conducting a say-on-pay vote.
Stockholders may vote “1 Year,” “2 Years,” or “3 Years,” or “Abstain.”
The Board does not have a recommendation with respect to this proposal. If you provide no instructions with respect to this proposal, the shares represented by that proxy will NOT BE VOTED on this proposal.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the Company’s registered public accounting firm. The Audit Committee has appointed KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2018. KPMG LLP has audited the financial statements of the Company and its consolidated subsidiaries since fiscal 1987. The Audit Committee and the Board of Directors believe that KPMG LLP’s long-term knowledge of EA and its subsidiaries is valuable to the Company as discussed further below. Representatives of KPMG LLP have direct access to members of the Audit Committee and the Board of Directors. We expect one or more representatives of KPMG LLP to attend the Annual Meeting in order to respond to appropriate questions from stockholders and make a statement if they desire to do so.
Ratification of the appointment of KPMG LLP as our independent auditors is not required by our Amended and Restated Bylaws or otherwise. The Board of Directors has determined to submit this proposal to the stockholders as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of auditors. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.
Fees of Independent Auditors
The aggregate fees billed for the last two fiscal years for each of the following categories of services are set forth below:

Description of Fees	Year Ended March 31, 2017	Year Ended March 31, 2016
Audit Fees(1)	$4,563,000	$4,608,000
Audit-Related Fees(2)	115,000	286,000
Tax Fees—Compliance(3)	367,000	495,000
Total All Fees	$5,045,000	$5,389,000

(1)
Audit Fees: This category includes the annual audit of the Company’s financial statements and internal controls over financial reporting (including quarterly reviews of financial statements included in the Company’s quarterly reports on Form 10-Q), and services normally provided by the independent auditors in connection with regulatory filings. This category also includes consultation on matters that arose during, or as a result of the audit or review of financial statements, statutory audits required for our non-US subsidiaries, and services associated with our periodic reports and other documents filed with the SEC, as well as Sarbanes-Oxley Section 404 compliance consultation.

(2)
Audit-Related Fees: This category consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” In fiscal 2017, these fees were for accounting consultations and services in connection with other regulatory filings in our international jurisdictions.

(3)	Tax Fees: This category includes compliance services rendered for U.S. and foreign tax compliance and returns, and transfer pricing documentation.
Services Provided by the Independent Auditor
KPMG LLP audits our consolidated operations and provides statutory audits for legal entities within our international corporate structure. Having one audit firm with a strong global presence responsible for these audits ensures that a coordinated approach is used to address issues that may impact our businesses across multiple geographies and legal entities. Few audit firms have the knowledge of our sector and the capability of servicing our global audit requirements. KPMG LLP has the geographical scope that our operations require and the accounting expertise in the matters relevant to our sector. In addition, KPMG LLP’s experience working with the Company gives them the institutional knowledge to understand our operations and processes, which we believe helps them address the relevant issues and improves the quality of the audit.
In appointing KPMG LLP as our independent auditors for fiscal 2018, the Audit Committee and the Board of Directors have considered the performance of KPMG LLP in fiscal 2017, as well as in prior years, and have taken into account the alternative options available to the Company. The Audit Committee and the Board of Directors have determined that it is in the best interest of the Company to continue KPMG LLP’s engagement.
We believe the experience and expertise held by the members of the Audit Committee give them the necessary skills to evaluate the relationship between the Company and its independent auditors and to oversee auditor independence. The Audit Committee periodically considers whether there should be rotation of our independent external audit firm. The Audit Committee is empowered under its charter to obtain advice and assistance from outside legal, accounting and other advisors as it deems appropriate.
At each meeting of the Audit Committee, Company management is provided the opportunity to meet in private session with the Audit Committee to discuss any issues relating to KPMG LLP’s engagement. Similarly, KPMG LLP regularly meets in private session with the Audit Committee with no members of Company management present.
Audit Partner Rotation
Our KPMG LLP lead and concurring audit partner have been working on the Company’s audit since the first quarter of fiscal 2016 and the first quarter of fiscal 2015, respectively. Each audit partner may serve a maximum of five years on the Company’s audit. Candidates are proposed by KPMG LLP based on their expertise and experience and are vetted by Company management and a recommendation is made to the Audit Committee. The Audit Committee has final approval of the lead audit partner and the concurring audit partner.
Pre-approval Procedures
The Audit Committee is required to pre-approve the engagement of, and fees incurred by, KPMG LLP to perform audit and other services for the Company and its subsidiaries. The Company’s procedures for the pre-approval by the Audit Committee of all services provided by KPMG LLP and the related fees comply with SEC regulations regarding pre-approval of services. Services subject to these SEC requirements include audit services, audit-related services, tax services and other services. In some cases, pre-approval for a particular category or group of services and the related fees are provided by the Audit Committee for up to a year, subject to a specific budget and to regular management reporting. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services and the related fees up to a specified dollar limit, and such pre-approvals are then communicated to the full Audit Committee. The Audit Committee reviews quarterly the status of all pre-approved services and the related fees to date and approves any new services and the related fees to be provided.
In determining whether to grant a pre-approval, the Audit Committee considers the level of non-audit fees incurred to date as a percentage of the total annual fees paid to KPMG LLP. In addition, the Audit Committee considers additional factors to assess the potential impact on auditor independence of KPMG LLP performing such services, including whether the services are permitted under the rules and recommendations of the Public Company Accounting Oversight Board, the American Institute of Certified Public Accountants, and the NASDAQ Stock Market, whether the proposed services are permitted under EA’s policies, and whether the proposed services are consistent with the principles of the SEC’s auditor independence rules. The Company also annually confirms with each of its directors and executive officers whether there are any relationships that they are aware of with KPMG LLP that may impact the auditor independence evaluation. The Audit Committee considered and determined that fees for services other than audit and audit-related services paid to KPMG LLP during fiscal 2017 are compatible with maintaining KPMG LLP’s independence.
The Board of Directors recommends a vote FOR the ratification of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2018.
Required Vote
Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting for or against the proposal.

Appendix A
Electronic Arts Inc.
Supplemental Information for the 2017 Compensation Discussion and Analysis
The 2017 Compensation Discussion and Analysis beginning on page 25 contains certain non-GAAP financial measures. The table below reconciles these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).
CALCULATION OF NON-GAAP FINANCIAL MEASURES

Fiscal Year Ended March 31, 2017
GAAP net revenue	$4,845
Change in deferred net revenue (online-enabled games)	97
Non-GAAP net revenue	$4,942
GAAP gross profit	$3,547
Acquisition-related expenses	43
Change in deferred net revenue (online-enabled games)	97
Stock-based compensation	3
Non-GAAP gross profit	$3,690
GAAP operating expenses	$2,323
Acquisition-related expenses	(6)
Stock-based compensation	(193)
Non-GAAP operating expenses	$2,124
GAAP net income	$967
Acquisition-related expenses	49
Amortization of debt discount and loss on conversion of notes	2
Change in deferred net revenue (online-enabled games)	97
Stock-based compensation	196
Income tax adjustments	(83)
Non-GAAP net income	$1,228
GAAP diluted earnings per share	$3.08
Non-GAAP diluted earnings per share	$3.92
Number of diluted shares used in computation GAAP	314
Convertible Note Hedge	(1)
Non-GAAP diluted shares	313
About Non-GAAP Financial Measures
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We compute non-GAAP financial measures using the same consistent method. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures. The Company uses certain non-GAAP financial measures when establishing performance-based bonus targets. These measures adjust for certain items that may not be indicative of the Company’s core business, operating results or future outlook. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization and senior management.

When making compensation decisions for our executives, we utilize non-GAAP financial measures to evaluate the Company’s financial performance and the performance of our management team against previously disclosed non-GAAP targets.
The Company’s target and actual non-GAAP financial measures are calculated with reference to the same adjustments to GAAP financial measures. These adjustments to the GAAP financial measures exclude the following items (other than shares from the Convertible Bond Hedge, which are included):
•Acquisition-related expenses
•Amortization of debt discount and loss on conversion of notes
•Change in deferred net revenue (online-enabled games)
•Income tax adjustments
•Shares from Convertible Bond Hedge
•Stock-based compensation
We believe it is appropriate to exclude these items for the following reasons:
Acquisition-Related Expenses.    GAAP requires expenses to be recognized for various types of events associated with a business acquisition. These events include expensing acquired intangible assets, including acquired in-process technology, post-closing adjustments associated with changes in the estimated amount of contingent consideration to be paid in an acquisition, and the impairment of accounting goodwill created as a result of an acquisition when future events indicate there has been a decline in its value. When analyzing the operating performance of an acquired entity, our management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid including the final amounts paid for contingent consideration) without taking into consideration any allocations made for accounting purposes. When analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of any adjustments to the fair value of these acquisition-related balances to its financial results.
Amortization of Debt Discount and Loss on Conversion of Notes.    In July 2011, we issued $632.5 million of 0.75% convertible senior notes in a private placement offering, which matured in July 2016 (the “Convertible Notes”). Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, for GAAP purposes, we amortized as a debt discount an amount equal to the fair value of the conversion option on the Convertible Notes over their term. The debt discount is classified as interest expense. Upon settlement of our Convertible Notes, we attributed the fair value of the consideration transferred to the liability and equity components. The difference between the fair value of the consideration attributed to the liability component and the carrying value of the liability is recorded as a non-cash loss in the statement of the operations. Our management excludes the effect of the amortization of debt discount and the non-cash loss on the early conversion of debt in its non-GAAP financial measures.
Change in Deferred Net Revenue (Online-enabled Games).    The majority of our software games can be connected to the Internet whereby a consumer may be able to download unspecified content or updates on a when-and-if-available basis (“unspecified updates”) for use with the original game software. In addition, we may also offer a service of online activities, such as online playability, that permits consumers to play against each other without a separate fee. GAAP requires us to account for the consumer’s right to receive unspecified updates or the service of online activities for no additional fee as a “bundled” sale, or multiple-element arrangement. We are not able to objectively determine the fair value of these unspecified updates or online service included in certain of its online-enabled games. As a result, the Company recognizes the revenue from the sale of these online-enabled games on a straight-line basis over the estimated offering period. Our management excludes the impact of the change in deferred net revenue related to online-enabled games in its non-GAAP financial measures for the reasons stated above and also to facilitate an understanding of our operations because all related costs of revenue are expensed as incurred instead of deferred and recognized ratably.

Income Tax Adjustments.    The Company uses a fixed, long-term projected tax rate internally to evaluate its operating performance, to forecast, plan and analyze future periods, and to assess the performance of its management team. Accordingly, the Company applies the same tax rate to its non-GAAP financial results. During fiscal year 2017, the Company applied a tax rate of 21 percent to its non-GAAP financial results.
Shares from Convertible Bond Hedge.    The Convertible Notes were issued with an initial conversion price of approximately $31.74 per share. When the quarterly average trading price of EA’s common stock was above $31.74 per share, the potential conversion of the Convertible Notes had a dilutive impact on the Company’s earnings per share. At the time they were issued, the Company entered into convertible note hedge transactions (the “Convertible Bond Hedge”) to offset the dilutive effect of the Convertible Notes. The Company includes the anti-dilutive effect of the Convertible Bond Hedge in determining its non-GAAP dilutive shares.
Stock-Based Compensation.    When evaluating the performance of its individual business units, the Company does not consider stock-based compensation charges. Likewise, the Company’s management teams exclude stock-based compensation expense from their short and long-term operating plans. In contrast, the Company’s management teams are held accountable for cash-based compensation and such amounts are included in their operating plans. Further, when considering the impact of equity award grants, we place a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.

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E30814-P95250

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELECTRONIC ARTS INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Leonard S. Coleman	☐	☐	☐
1b. Jay C. Hoag	☐	☐	☐
1c. Jeffrey T. Huber	☐	☐	☐
1d. Vivek Paul	☐	☐	☐
1e. Lawrence F. Probst	☐	☐	☐
1f. Talbott Roche	☐	☐	☐
1g. Richard A. Simonson	☐	☐	☐
1h. Luis A. Ubinas	☐	☐	☐
1i. Denise F. Warren	☐	☐	☐
1j. Andrew Wilson	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 4.

	For	Against	Abstain
2. Advisory vote on the compensation of the named executive officers.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote with respect to the frequency of advisory votes on the compensation of the named executive officers.	☐	☐	☐	☐

NOTE: THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION, FOR PROPOSALS 2 AND 4 AND WILL NOT BE VOTED ON PROPOSAL 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E30815-P95250

ELECTRONIC ARTS INC.

PROXY FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Electronic Arts Inc., a Delaware corporation (the "Company"), hereby appoints Andrew Wilson, Blake Jorgensen, and Jacob Schatz, or any of them, proxies and attorneys-in-fact, each with the power of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the 2017 Annual Meeting of Stockholders of the Company to be held at the Company's headquarters, 209 Redwood Shores Parkway, Building 250, Redwood City, CA 94065 on August 3, 2017, at 2:00 p.m., and at any adjournment thereof, and to vote all shares the undersigned would be entitled to vote if personally present at the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION, FOR PROPOSALS 2 AND 4 AND WILL NOT BE VOTED ON PROPOSAL 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

Continued and to be signed on reverse side

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